$100,000,000
                             CREDIT AGREEMENT


                                   among


                            ENVIROSOURCE, INC.,

                            INTERNATIONAL MILL
                              SERVICE, INC.,



                            The Several Lenders
                     from Time to Time Parties Hereto,


                            NATIONSBANK, N.A.,
                          as Administrative Agent

                                    and

                              CREDIT LYONNAIS
                             NEW YORK BRANCH,
                           as Syndication Agent




                       Dated as of December 19, 1995

                               TABLE OF CONTENTS
                                                                       Page

SECTION 1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . 1
       1.1   Defined Terms . . . . . . . . . . . . . . . . . . . . . . . 1
       1.2   Other Definitional Provisions . . . . . . . . . . . . . .  24

SECTION 2.   AMOUNT AND TERMS OF COMMITMENTS . . . . . . . . . . . . .  24
       2.1   Commitments . . . . . . . . . . . . . . . . . . . . . . .  24
       2.2   Notes . . . . . . . . . . . . . . . . . . . . . . . . . .  25
       2.3   Procedure for Borrowing . . . . . . . . . . . . . . . . .  26
       2.4   Fees. . . . . . . . . . . . . . . . . . . . . . . . . . .  27
       2.5   Optional Termination or Reduction of Commitments. . . . .  27
       2.6   Mandatory Prepayments and Commitment Reductions . . . . .  28
       2.7   Optional Prepayments. . . . . . . . . . . . . . . . . . .  28
       2.8   Conversion and Continuation Options . . . . . . . . . . .  29
       2.9   Minimum Amounts of Eurodollar Loans . . . . . . . . . . .  30
       2.10  Interest Rates and Payment Dates. . . . . . . . . . . . .  30
       2.11  Computation of Interest and Fees. . . . . . . . . . . . .  30
       2.12  Inability to Determine Interest Rate. . . . . . . . . . .  31
       2.13  Pro Rata Treatment and Payments . . . . . . . . . . . . .  31
       2.14  Illegality. . . . . . . . . . . . . . . . . . . . . . . .  33
       2.15  Requirements of Law . . . . . . . . . . . . . . . . . . .  33
       2.16  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .  34
       2.17  Indemnity . . . . . . . . . . . . . . . . . . . . . . . .  37

SECTION 3.   LETTERS OF CREDIT . . . . . . . . . . . . . . . . . . . .  37
       3.1   L/C Commitment. . . . . . . . . . . . . . . . . . . . . .  37
       3.2   Procedure for Issuance of Letters of Credit . . . . . . .  39
       3.3   Fees, Commissions and Other Charges . . . . . . . . . . .  39
       3.4   L/C Participation . . . . . . . . . . . . . . . . . . . .  40
       3.5   Reimbursement Obligation of the Borrower and the
             Parent. . . . . . . . . . . . . . . . . . . . . . . . . .  41
       3.6   Obligations Absolute. . . . . . . . . . . . . . . . . . .  41
       3.7   Letter of Credit Payments . . . . . . . . . . . . . . . .  42
       3.8   Application . . . . . . . . . . . . . . . . . . . . . . .  42

SECTION 4.   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . .  42
       4.1   Financial Condition . . . . . . . . . . . . . . . . . . .  42
       4.2   No Change . . . . . . . . . . . . . . . . . . . . . . . .  43
       4.3   Corporate Existence; Compliance with Law. . . . . . . . .  44
       4.4   Corporate Power; Authorization; Enforceable
             Obligations.  . . . . . . . . . . . . . . . . . . . . . .  44
       4.5   No Legal Bar. . . . . . . . . . . . . . . . . . . . . . .  44
       4.6   No Material Litigation. . . . . . . . . . . . . . . . . .  45
       4.7   No Default. . . . . . . . . . . . . . . . . . . . . . . .  45
       4.8   Ownership of Property; Liens. . . . . . . . . . . . . . .  45
       4.9   Intellectual Property . . . . . . . . . . . . . . . . . .  45
       4.10  No Burdensome Restrictions. . . . . . . . . . . . . . . .  45

       4.11  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .  45
       4.12  Federal Regulations . . . . . . . . . . . . . . . . . . .  46
       4.13  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . .  46
       4.14  Investment Company Act; Other Regulations . . . . . . . .  47
       4.15  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . .  47
       4.16  Purpose of the Revolver . . . . . . . . . . . . . . . . .  47
       4.17  Environmental Matters . . . . . . . . . . . . . . . . . .  48
       4.18  Collateral. . . . . . . . . . . . . . . . . . . . . . . .  49
       4.19  Agreements. . . . . . . . . . . . . . . . . . . . . . . .  50
       4.20  No Material Misstatements . . . . . . . . . . . . . . . .  50
       4.21  Solvency. . . . . . . . . . . . . . . . . . . . . . . . .  51
       4.22  Transactions with Affiliates and Shareholders . . . . . .  51
       4.23  Insurance . . . . . . . . . . . . . . . . . . . . . . . .  51
       4.24  Labor Relations . . . . . . . . . . . . . . . . . . . . .  52

SECTION 5.   CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . .  52
       5.1   Conditions to Initial Extension of Credit . . . . . . . .  52
       5.2   Conditions to Each Extension of Credit. . . . . . . . . .  56

SECTION 6.   AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . .  57
       6.1   Financial Statements. . . . . . . . . . . . . . . . . . .  58
       6.2   Certificates; Other Information . . . . . . . . . . . . .  59
       6.3   Payment of Obligations. . . . . . . . . . . . . . . . . .  60
       6.4   Conduct of Business and Maintenance of Existence. . . . .  60
       6.5   Maintenance of Property; Insurance. . . . . . . . . . . .  60
       6.6   Inspection of Property; Books and Records;
             Discussions . . . . . . . . . . . . . . . . . . . . . . .  61
       6.7   Notices . . . . . . . . . . . . . . . . . . . . . . . . .  61
       6.8   Environmental Matters . . . . . . . . . . . . . . . . . .  62
       6.9   Acquired Subsidiaries; Further Security and
             Guarantees. . . . . . . . . . . . . . . . . . . . . . . .  63
       6.10  Independent Corporate Existence . . . . . . . . . . . . .  64

SECTION 7.   NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . .  65
       7.1   Financial Condition Covenants . . . . . . . . . . . . . .  65
       7.2   Limitation on Indebtedness. . . . . . . . . . . . . . . .  67
       7.3   Limitation on Liens . . . . . . . . . . . . . . . . . . .  69
       7.4   Limitation on Guarantee Obligations . . . . . . . . . . .  70
       7.5   Limitation on Fundamental Changes . . . . . . . . . . . .  71
       7.6   Limitation on Sale of Assets. . . . . . . . . . . . . . .  72
       7.7   Limitation on Dividends . . . . . . . . . . . . . . . . .  73
       7.8   Limitation on Capital Expenditures. . . . . . . . . . . .  74
       7.9   Limitation on Investments, Loans and Advances . . . . . .  74
       7.10  Limitation on Payments and Modification of Debt
             Instruments and Preferred Stock . . . . . . . . . . . . .  75
       7.11  Limitation on Transactions with Affiliates. . . . . . . .  76
       7.12  Limitation on Sales and Leasebacks. . . . . . . . . . . .  76
       7.13  Limitation on Changes in Fiscal Year. . . . . . . . . . .  76
       7.14  Compliance with ERISA . . . . . . . . . . . . . . . . . .  76

       7.15  Noncash Proceeds. . . . . . . . . . . . . . . . . . . . .  77
       7.16  Activities of IMS Funding . . . . . . . . . . . . . . . .  77
       7.17  Activities of the Parent. . . . . . . . . . . . . . . . .  77
       7.18  Restrictions Affecting Subsidiaries . . . . . . . . . . .  77
       7.19  Environmental Condition of Property . . . . . . . . . . .  78

SECTION 8. EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . .  78

SECTION 9. GUARANTEE . . . . . . . . . . . . . . . . . . . . . . . . .  82
       9.1   Guarantee of Obligations. . . . . . . . . . . . . . . . .  82
       9.2   No Subrogation. . . . . . . . . . . . . . . . . . . . . .  82
       9.3   Amendments, etc. with respect to the Obligations;
             Waiver of Rights. . . . . . . . . . . . . . . . . . . . .  83
       9.4   Guarantee Absolute and Unconditional. . . . . . . . . . .  83
       9.5   Reinstatement . . . . . . . . . . . . . . . . . . . . . .  84
       9.6   Payments. . . . . . . . . . . . . . . . . . . . . . . . .  84

SECTION 10.  THE AGENTS. . . . . . . . . . . . . . . . . . . . . . . .  84
       10.1  Appointment . . . . . . . . . . . . . . . . . . . . . . .  84
       10.2  Delegation of Duties. . . . . . . . . . . . . . . . . . .  84
       10.3  Exculpatory Provisions. . . . . . . . . . . . . . . . . .  85
       10.4  Reliance by Agents. . . . . . . . . . . . . . . . . . . .  85
       10.5  Notice of Default . . . . . . . . . . . . . . . . . . . .  85
       10.6  Non-Reliance on Agents, Other Lenders and the
             Swingline Lender. . . . . . . . . . . . . . . . . . . . .  86
       10.7  Indemnification . . . . . . . . . . . . . . . . . . . . .  86
       10.8  Agents in Their Individual Capacities . . . . . . . . . .  87
       10.9  Successor Agents. . . . . . . . . . . . . . . . . . . . .  87

SECTION 11.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . .  87
       11.1  Amendments and Waivers. . . . . . . . . . . . . . . . . .  87
       11.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . .  88
       11.3  No Waiver; Cumulative Remedies. . . . . . . . . . . . . .  89
       11.4  Survival of Representations and Warranties. . . . . . . .  90
       11.5  Payment of Expenses and Taxes; Indemnity. . . . . . . . .  90
       11.6  Successors and Assigns; Participation and
             Assignments . . . . . . . . . . . . . . . . . . . . . . .  91
       11.7  Adjustments; Set-off. . . . . . . . . . . . . . . . . . .  93
       11.8  Counterparts; Effectiveness . . . . . . . . . . . . . . .  94
       11.9  Severability. . . . . . . . . . . . . . . . . . . . . . .  94
       11.10 Integration . . . . . . . . . . . . . . . . . . . . . . .  94
       11.11 GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . .  95
       11.12 Submission To Jurisdiction; Waivers . . . . . . . . . . .  95
       11.13 Acknowledgements. . . . . . . . . . . . . . . . . . . . .  95
       11.14 WAIVERS OF JURY TRIAL . . . . . . . . . . . . . . . . . .  96
       11.15 Confidentiality . . . . . . . . . . . . . . . . . . . . .  96

SCHEDULES:

       Schedule 1.1(a)  -  Existing Letters of Credit
       Schedule 1.1(b)  -  Revolving Credit Commitments
       Schedule 4.15  - Subsidiaries
       Schedule 4.19  - Material Contracts
       Schedule 4.22  - Transactions with Affiliates
       Schedule 7.2(b)  -  Intercompany Indebtedness of
                           Restricted Companies
       Schedule 7.2(c)  -  Intercompany Indebtedness of
                           Unrestricted Companies
       Schedule 7.2(e)  -  Existing Indebtedness and
                           Disqualified Capital Stock
       Schedule 7.3(g)  -  Existing Liens
       Schedule 7.4(e)  -  Existing Guarantee Obligations
       Schedule 7.5(c)  -  Persons that may be Liquidated,
                           Wound Up or Dissolved
       Schedule 7.18  - Restrictions Affecting Subsidiaries
       Schedule 11.2  - Notices


EXHIBITS:

  Exhibit A-1   -  Form of Revolving Credit Note
  Exhibit A-2   -  Form of Swingline Note
  Exhibit B-1   -  Form of Borrower Guarantee
  Exhibit B-2   -  Form of Subsidiaries Guarantee
  Exhibit B-3   -  Form of IU Guarantee
  Exhibit C-1   -  Form of Borrower Pledge Agreement
  Exhibit C-2   -  Form of Parent Pledge Agreement
  Exhibit C-3   -  Form of Subsidiaries Pledge Agreement
  Exhibit D-1   -  Form of Borrower Security Agreement
  Exhibit D-2   -  Form of Parent Security Agreement
  Exhibit D-3   -  Form of Subsidiaries Security Agreement
  Exhibit E     -  Form of Notice of Borrowing
  Exhibit F     -  Form of Assignment and Acceptance
  Exhibit G     -  Form of Intercompany Note
  Exhibit H-1   -  Form of Opinion of Special Counsel to the Loan Parties
  Exhibit H-2   -  Form of Opinion of General Counsel of the Borrower
  Exhibit H-3   -  Form of Opinion of General Counsel of the Parent
  Exhibit I     -  Form of Compliance Certificate
  Exhibit J     -  Form of Subordination Agreement
  Exhibit K     -  Form of Perfection Certificate

         CREDIT AGREEMENT, dated as of December _____, 1995, among International Mill Service, Inc., a Pennsylvania corporation (the "Borrower"), EnviroSource, Inc., a Delaware corporation (the "Parent"), the several banks and other financial institutions from time to time parties to this Agreement (the "Lenders"), NationsBank, N.A., as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent"), and Credit Lyonnais New York Branch, the New York branch of a banking organization organized under the laws of the Republic of France, as syndication agent for the Lenders hereunder (in such capacity, the "Syndication Agent").


                            W I T N E S S E T H

     WHEREAS, the Borrower, the Parent and certain of the Lenders parties hereto are parties to the Credit Agreement, dated as of June 24, 1993, as amended, supplemented or otherwise modified prior to the date hereof (the "Existing Credit Agreement");

     WHEREAS, the Borrower and the Parent desire to repay the indebtedness outstanding under the Existing Credit Agreement on the Closing Date (as hereinafter defined) and, on or prior to July 15, 1996, to repurchase and/or redeem the Parent's Class G Preferred Stock with the proceeds of the revolving credit loans provided for herein (collectively, the "Refinancing");

     WHEREAS, the Borrower and the Parent have requested that the Lenders make revolving credit loans, make swingline loans and issue and/or participate in letters of credit in the aggregate principal amount of up to $100,000,000 to finance a portion of the Refinancing, to pay related fees and expenses and to finance the continuing operations of the Parent and its subsidiaries; and

     WHEREAS, the Lenders are willing to make such loans and to issue and/or participate in such letters of credit on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

                          SECTION 1.  DEFINITIONS

     1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (b) the Prime Rate in effect on such day. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by NationsBank as its prime rate in effect at its principal office in Charlotte, North Carolina (the Prime Rate not being intended to be the lowest rate of interest charged by NationsBank in connection with extensions of credit to debtors); and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal

     Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "ABR Loans": Revolving Credit Loans or Swingline Loans the rate of interest applicable to which is based upon the ABR.

          "ABR Margin": for any day, calculated on a per annum basis, (a) 0.50%, if such day is prior to the Matrix Pricing
     Date and (b) if such day is on or after the Matrix Pricing
     Date:

               (i)  0.25%, if such day falls within a Level I
     Pricing Period;

               (ii) 0.50%, if such day falls within a Level II
          Pricing Period; and

               (iii)     0.75%, if such day falls within a Level
               III Pricing Period.

     Any change in the ABR Margin required hereunder shall become effective five days after the date the Parent delivers its financial statements required by subsection 6.1(a) or 6.1(d), as the case may be, and the certificate required by subsection 6.2(e); provided that if the Parent fails to deliver such financial statements and certificate on or before the date such statements and certificate are required to be delivered pursuant to subsection 6.1(a) or 6.1(d), as the case may be, and subsection 6.2(e), the ABR Margin for the period from such required date until the date such statements and certificate are actually delivered shall be calculated as if a Level III Pricing Period were in effect, and after the date such statements and certificate are actually delivered the ABR Margin shall be determined as otherwise provided for herein.

          "Administrative Agent": as defined in the preamble hereto.

          "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Agents":  the Administrative Agent and the Syndication
     Agent.

          "Aggregate Outstanding Extensions of Credit": as to any Lender at any time, an amount equal to the sum of

     (a) the aggregate principal amount of all Revolving Credit
     Loans made by such Lender then outstanding, (b) such Lender's Commitment Percentage of the Swingline Obligations then outstanding and (c) such Lender's Commitment Percentage of the L/C Obligations then outstanding.

          "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          "Applicable Margin": for an ABR Loan, the ABR Margin and, for a Eurodollar Loan, the Eurodollar Margin.

          "Application": an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

          "Asbestos": as provided under any Environmental Laws, and including, without limitation, asbestos fibers and friable asbestos, as such terms are defined under the Environmental Laws.

          "Asset Disposition": the sale, lease, sale-leaseback, exchange, transfer, assignment, condemnation, taking or similar disposition (including dispositions in the nature of property losses, to the extent covered by insurance) of any business units, assets (including licenses, trademarks and other intangibles) or other properties of the Parent or any of its Subsidiaries, other than such dispositions set forth in subsections 7.6(b), (c), (d), (e) (other than dispositions set forth in subsection 7.12(b)), (f), (g),
     (h), (i) and (j) and other than the granting of Liens permitted by subsection 7.3.

          "Assignee":  as defined in subsection 11.6(c).

          "Available Commitment": as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender's
     Revolving Credit Commitment over (b) such Lender's Aggregate
     Outstanding Extensions of Credit.

          "Available Swingline Commitment":  as to the Swingline
     Lender at any time, an amount equal to the excess, if any, of (a) the Swingline Commitment over (b) the then outstanding Swingline Loans.

          "Borrower":  as defined in the preamble hereto.

          "Borrower Guarantee": the guarantee to be executed and delivered by the Borrower, substantially in the form of Exhibit B-1, as the same may be amended, supplemented or otherwise modified from time to time.

          "Borrower Pledge Agreement": the pledge agreement to be executed and delivered by the Borrower, substantially in the form of Exhibit C-1, as the same may be amended, supplemented or otherwise modified from time to time.

          "Borrower Security Agreement": the security agreement to be executed and delivered by the Borrower, substantially in the form of Exhibit D-1, as the same may be amended, supplemented or otherwise modified from time to time.

          "Borrower Security Documents": the collective reference to the Borrower Pledge Agreement and the Borrower
     Security Agreement.

          "Borrowing Date": any Business Day specified in a notice pursuant to subsection 2.3, 2.8 or 3.2 as a date on which the Borrower or the Parent, as the case may be, requests (a) the Lenders to make Revolving Credit Loans hereunder and/or (b) the Issuing Lender to issue a Letter of Credit hereunder and/or (c) the Swingline Lender to make Swingline Loans hereunder.

          "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Charlotte, North Carolina are authorized or required by law to close; provided, however, that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the applicable interbank market.

          "Capital Expenditures": for any period all amounts (whether paid in cash or accrued as a liability) which would be included as additions to property, plant and equipment (including, without limitation, assets financed under Capital Leases) on a consolidated statement of cash flows of the Parent and its Subsidiaries for such period prepared in accordance with GAAP, except for insurance proceeds which are Reinvestment Funds.

          "Capital Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

          "Capital Stock": any and all shares, partnership and other interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of a Person.

          "Cash Equivalents": (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition, (b) time deposits, bankers' acceptances and certificates of deposit having maturities of not more than 12 months from the date of acquisition of any Lender or any domestic commercial bank having capital and surplus in excess of $500,000,000, in either case which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause (d) below, (c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clauses
     (a) and (b) entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper of any Lender or which is rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within 270 days after the date of acquisition and (e) money market funds substantially all assets of which are invested in instruments described in subsections (a) through (d) hereof.

         "Cash Taxes": for any period, all state, local, provincial, federal, foreign and other income taxes, including, without duplication, franchise taxes classified as income tax expense, paid by the Parent or any of its Subsidiaries during such period.

          "Change of Control":  any of the following events:
     (a) the liquidation or dissolution of, or sale of all or substantially all the assets of, the Parent; (b) the acquisition by any "Person" or related group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision to either of the foregoing, including any "group" acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of Capital Stock representing more than the greater of (i) 20% of the total voting power entitled to vote in the election of the Board of Directors of the Parent or such other Person surviving the transaction and (ii) the total voting power (entitled to vote in the election of the Board of Directors of the Parent or such other Person surviving the transaction) of the Principals; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent was approved by a vote of 66-2/3% of the directors of the Parent then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office.

          "Class":  as defined in subsection 1.2(e).

          "Class G Letter of Credit": a standby letter of credit issued for the account of the Borrower and for the benefit of the holders of the Class G Preferred Stock to provide support for the redemption and/or repurchase of all the outstanding Class G Preferred Stock on or before July 15, 1996, which standby letter of credit shall, by its terms,
     (a) be in a maximum undrawn amount on any date equal to the lesser of (i) $34,100,000 and (ii) the aggregate liquidation value of all the Class G Preferred Stock outstanding on such date plus unpaid dividends thereon to and including July 15, 1996, (b) permit presentation of such letter of credit for payment, and drawdowns thereunder, under arrangements satisfactory to the Agents and (c) expire no later than 4:00 P.M., Charlotte, North Carolina time, on July 15, 1996.

          "Class G Preferred Stock":  the Parent's Class G $7.25
     Cumulative Convertible Preferred Stock, par value $.25 per share.

          "Closing Date": the first date on which all the conditions precedent set forth in subsections 5.1 and 5.2 shall be satisfied.

          "Closure Trust Fund Payments": for any period, any closure trust fund payments by the Parent and its Subsidiaries during such period.

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral": all assets of any nature whatsoever of any Person, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document to secure the obligations and liabilities of any Loan Party hereunder or under any other Loan Document.

          "Commercial Letter of Credit": as defined in subsection 3.1(b)(i)(B).

          "Commitment Percentage": as to any Lender at any time, the percentage which such Lender's Revolving Credit
     Commitment then constitutes of the aggregate Revolving
     Credit Commitments of all the Lenders.

          "Commitment Period": the period from and including the Closing Date to but not including the Termination Date or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

          "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Parent or the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent or the Borrower and which is treated as a single employer under
     Section 414 of the Code.

          "Consolidated Interest Expense": for any period, interest expense of the Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

          "Consolidated Net Income": for any period, the consolidated net income (or loss) of the Parent and its Subsidiaries for such period (taken as a cumulative whole), determined in accordance with GAAP; provided that there shall be excluded (to the extent the same would otherwise be included in determining such consolidated net income)
     (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent or any Subsidiary, (b) any aggregate net gain or any aggregate net loss during such period arising from the sale, exchange or other disposition of capital assets (such term to include, whether tangible or intangible, all property, plant and equipment, all inventory sold in conjunction with dispositions of property, plant and equipment and all securities except Cash Equivalents),
     (c) any extraordinary item determined in accordance with GAAP, (d) the cumulative effect of any accounting change required by GAAP, (e) any income from the write-up of any asset, (f) in the case of a successor to the Parent by consolidation or merger or as a transferee of its assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets and (g) any net income of any Person (other than SALTS) if such Person is not a Subsidiary of the Parent, except that (i) the Parent's equity in the net income of any such Person for such period shall be included in such net income up to the aggregate amount of cash actually distributed by such Person during such period to the Parent or a Subsidiary of the Parent as a dividend or other distribution and (ii) the Parent's equity in a net loss of any such Person for such period shall be included in determining such net income.

          "Consolidated Net Worth": at a particular date, all amounts that would be included under stockholders' equity, including amounts attributable to Preferred Stock (other than Disqualified Capital Stock), on a consolidated balance sheet of the Parent and its Subsidiaries determined in accordance with GAAP as at such date.

          "Consolidated Rental Expense": for any period, the aggregate minimum rental obligations of the Parent and its Subsidiaries determined on a consolidated basis payable in respect of such period under leases of real and/or personal property (net of income from sub-leases thereof), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of the Parent and its Subsidiaries or in the notes thereto, excluding, however, obligations under Capital Leases.

          "Consolidated Total Borrower Debt": at a particular date, the Class G Letter of Credit and the aggregate principal amount of all Indebtedness (other than Intercompany Indebtedness) which would be reported on a consolidated balance sheet of the Borrower and its Subsidiaries at such date prepared in accordance with GAAP.

          "Consolidated Total Debt": at a particular date, the Class G Letter of Credit and the aggregate principal amount of all Indebtedness (other than Indebtedness permitted by subsection 7.2(i)) which would be reported on a consolidated balance sheet of the Parent and its Subsidiaries at such date prepared in accordance with GAAP.

          "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound. For purposes of this Agreement, references to a "Contractual Obligation" of the Parent shall include, without limitation, the Indenture.

          "Credit Lyonnais":  Credit Lyonnais New York Branch.

          "Current Real Property": all Real Property currently owned, leased or occupied by the Parent or any of its Subsidiaries or on which the Parent or any of its Subsidiaries conducts its business.

          "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Disqualified Capital Stock": with respect to any Person, (a) any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Capital Stock or (iii) is redeemable or subject to any mandatory repurchase requirement at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Termination Date and (b) if such Person is the Parent or a Subsidiary of the Parent, any Preferred Stock of the Parent or such Subsidiary issued to or held by any Person other than the Parent or a Restricted Company that is a Wholly Owned Subsidiary of the Parent.

          "Dollars" and "$": dollars in lawful currency of the United States of America.

          "EBITDA": for any period, the sum (without duplication) of (a) Consolidated Net Income for such period, plus (b) Consolidated Interest Expense for such period, plus
     (c) income tax expense (including any franchise taxes classified therein) of the Parent and its Subsidiaries for such period, plus (d) depreciation and amortization expense for the Parent and its Subsidiaries for such period; provided, however, for purposes of subsection 7.1(d) only, that if since the beginning of such period, the Parent or any of its Subsidiaries shall have acquired all or substantially all of an operating unit of a business, whether by an acquisition of Capital Stock or assets, by merger or otherwise, then EBITDA for such period shall be calculated after giving pro forma effect thereto (including the issuance of any Indebtedness) as if such acquisition occurred on the first day of such period. For purposes of the foregoing proviso, whenever pro forma effect is to be given to such an acquisition, the pro forma calculations shall be determined in good faith by a Responsible Officer of the Parent, subject to the review and approval of the Administrative Agent.

          "Environmental Condition": any condition relating to the presence, Release, disposal, storage or treatment of Hazardous Materials in, at, on, under or about (a) the Real Property or (b) the environment beyond the Real Property, which Hazardous Materials migrated or emanated or are alleged to have migrated or emanated from the Real Property except in compliance with applicable Environmental Law or any Permit.

          "Environmental Law": any environmental or health and safety-related law, regulation, rule, requirement, ordinance, by-law, order or determination of any governmental or judicial authority at the federal, state, provincial or local level, whether existing as of the date hereof, previously enforced or subsequently enacted.

          "Environmental Memorandum":  as defined in subsection
     4.17(a).

          "Environmental Notice": any written complaint, order, citation, letter, inquiry, notice or other communication from any Person which could reasonably be expected to have a Material Adverse Effect affecting or relating to:

               (a)  the Parent or any of its Subsidiaries;

               (b) any Current Real Property or any part thereof or any interest therein; or

               (c)  any activity or operations at any time
          conducted by the Parent or any of its Subsidiaries or any other Person on or in connection with any Current Real Property or any part thereof or any interest therein,

     with regard to the occurrence or presence of or exposure to or possible or threatened or alleged occurrence or presence of or exposure to a Release of Hazardous Materials or any other environmental matter which is the subject of any Environmental Law, including, without limitation,

               (1) existence of any contamination or possible or threatened contamination;

               (2)  remediation of any Release of Hazardous
          Materials at, on, under or around the Real Property or any part thereof; and

               (3) any violation or alleged violation of any Environmental Law.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements, prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) by a member bank of such System.

          "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which NationsBank is offered Dollar deposits at or about 10:00 A.M., Charlotte, North Carolina time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

          "Eurodollar Loans": Revolving Credit Loans the rate of interest applicable to which is based upon the Eurodollar
     Rate.

          "Eurodollar Margin": for any day, calculated on a per annum basis, (a) 1.75%, if such day is prior to the Matrix
     Pricing Date and (b) if such day is on or after the Matrix
     Pricing Date:

               (i)  1.50%, if such day falls within a Level I
                    Pricing Period;

               (ii) 1.75%, if such day falls within a Level II
                    Pricing Period; and

               (iii)     2.00%, if such day falls within a Level
                         III Pricing Period.

     Any change in the Eurodollar Margin required hereunder shall become effective five days after the date the Parent delivers its financial statements required by subsection 6.1(a) or 6.1(d), as the case may be, and the certificate required by subsection 6.2(e); provided that if the Parent fails to deliver such financial statements and certificate on or before the date such statements and certificate are required to be delivered pursuant to subsection 6.1(a) or 6.1(d), as the case may be, and subsection 6.2(e), the Eurodollar Margin for the period from such required date until the date such statements and certificate are actually delivered shall be calculated as if a Level III Pricing Period were in effect, and after the date such statements and certificate are actually delivered the Eurodollar Margin shall be determined as otherwise provided for herein.

          "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
                           Eurodollar Base Rate
                 1.00 - Eurocurrency Reserve Requirements

          "Event of Default":  any of the events specified in
     Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Exchange Act": the Securities Exchange Act of 1934, as amended.

          "Excluded Taxes":  as defined in subsection 2.16.

          "Existing Credit Agreement": as defined in the recitals to this Agreement.

          "Existing Letters of Credit": the collective reference to the outstanding letters of credit issued for the account of the Parent or the Borrower, as the case may be, pursuant to the terms of the Existing Credit Agreement, as more specifically described on Schedule 1.1(a) hereto.

          "Existing Security Documents":  the Security Documents
     (as defined in the Existing Credit Agreement).

          "Extension of Credit":  the making of any Revolving
     Credit Loan or Swingline Loan or the issuance of any Letter of Credit.

          "Federal Funds Effective Rate": as defined in the definition of ABR.

          "Fee Letter":  as defined in subsection 5.1(k).

          "Filed SEC Documents":  as defined in subsection
     4.20(b).

          "FINOVA": FINOVA Capital Corporation (formerly known as Greyhound Financial Corporation), a Delaware corporation.

          "FINOVA Financing": the slab hauler financing transaction whereby FINOVA has provided $9,500,000 to IMS Funding, as evidenced by that certain Loan and Security Agreement, dated as of April 6, 1993, between FINOVA and IMS Funding, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof and thereof.

          "Foreign Subsidiaries": the collective reference to International Mill Service Limited and any other foreign
     Subsidiary which shall be acquired subsequent to the date hereof.

          "FS&C": Freeman Spogli & Company, a California general partnership, or Freeman Spogli & Company, Incorporated, a
     Delaware corporation.

          "GAAP": generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, that are (subject to subsection 1.2) applicable to the circumstances as of the date of determination.

          "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligation") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

          "Guarantees":  the collective reference to the Borrower
     Guarantee, the Parent Guarantee, the Subsidiaries Guarantee and the IU Guarantee.

          "Guarantor": any Person delivering a Guarantee pursuant to this Agreement.

          "Hazardous Materials": any pollutant, contaminant, toxic substance, petroleum or petroleum product, Asbestos, polychlorinated biphenyls, underground storage tanks and the contents thereof including, without limitation, any materials defined in or regulated pursuant to any Environmental Law.

          "III":  Imsamet of Idaho, Inc., a Delaware corporation.

          "IMSAMET":  IMSAMET, Inc., a Delaware corporation.

          "Imsamet Group": the collective reference to IMSAMET, III, Imsamet of Utah, Inc., Imsamet of Arizona and SALTS.

          "Imsamet of Arizona": Imsamet of Arizona, an Arizona general partnership.

          "IMS Funding": IMS Funding Corporation, a Delaware corporation.

          "Indebtedness": of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Capital

     Leases, (d) all obligations of such Person in respect of letters of credit and all drafts drawn thereunder and not reimbursed, acceptances or similar obligations issued or created for the account of such Person, (e) all obligations and liabilities of such Person in connection with Interest Rate Agreements and (f) all liabilities secured by any Lien on any property owned by such Person under circumstances where such Person has not assumed or otherwise become liable for the payment thereof; provided that for all purposes hereof the amount of such liabilities referred to in the foregoing clause (f) shall be deemed to be the lesser of the fair market value of such property or the amount of the liabilities so secured. The Indebtedness of any Person shall include, without duplication, the Indebtedness of any partnership in which such Person is a general partner.

          "Indemnified Parties":  as defined in subsection
     6.8(d).

          "Indenture": the Indenture dated as of July 1, 1993, between the Parent and United States Trust Company of New York, as trustee, which indenture governs the terms of the Senior Notes, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

          "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "Insolvent":  pertaining to a condition of Insolvency.

          "Intellectual Property":  as defined in subsection 4.9.

          "Intercompany Indebtedness":  Indebtedness of the
     Parent to any Subsidiary and Indebtedness of any Subsidiary to the Parent or any other Subsidiary.

          "Intercompany Notes": the collective reference to promissory notes evidencing Intercompany Indebtedness in the form set forth in Exhibit G or in form satisfactory to the Administrative Agent.

          "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such ABR Loan is outstanding and the Termination Date, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

          "Interest Period":  with respect to any Eurodollar
     Loan:

               (a)  initially, the period commencing on the
          borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six or, subject to availability thereof, as determined by the Administrative Agent, twelve months thereafter, as selected by the Borrower in its notice of borrowing or conversion, as the case may be, given with respect thereto; and

               (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six or, subject to availability thereof, as determined by the Administrative Agent, twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

     provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

               (1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

               (2) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date;

               (3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

               (4) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Eurodollar Loan.

          "Interest Rate Agreement": any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other related interest rate arrangement, to or under which the Parent or any of its Subsidiaries is a party or a beneficiary.

          "Issuing Lender": NationsBank, in its capacity as issuer of any Letter of Credit.

          "IU Cash Inflows": consist of (i) cash refunds or recoveries on behalf of businesses formerly owned by IU International and/or any of its Subsidiaries and not included in the continuing operations of the Parent,
     (ii) cash collections on notes and mortgages receivable,
     (iii) amounts representing repayment of, or reimbursement for, any IU Cash Outflows and (iv) other items of like nature, in each case, included in the Parent's consolidated statements of cash flows under the caption "Ongoing net cash flows related to IU acquisition".

          "IU Cash Outflows": consist of cash payments to satisfy and/or settle obligations and contingent liabilities of IU International and/or any of its Subsidiaries that predate or arise as a result of events before the Parent's acquisition of IU International or that arise in connection with sales of assets or businesses formerly owned by IU International and/or any of its Subsidiaries and not included in the continuing operations of the Parent, such as insurance claims and deductibles, increased insurance premiums, legal fees and settlements, pension benefits and other employee benefits, assessments related to such pension and other employee benefits and all other cash payments of like nature included in the Parent's consolidated statements of cash flows under the caption "Ongoing net cash flows related to IU acquisition", whether or not such amounts are in dispute or paid under a reservation of rights or similar contingency.

          "IU Guarantee": the guarantee to be executed and delivered by IU International, substantially in the form of Exhibit B-3, as the same may be amended, supplemented or otherwise modified from time to time.

          "IU International":  IU International Corporation, a
     Delaware corporation.

          "Landfill Permit Expenditures": for any period, any expenditures by the Parent and its Subsidiaries during such period to obtain, amend, maintain, extend or otherwise modify landfill permits.

          "L/C Commitment": $20,000,000 plus, on any date, the amount of the L/C Obligations attributable to the Class G
     Letter of Credit on such date.

          "L/C Commitment Period": the period from and including the Closing Date to but not including the earlier of (a) the date that is five Business Days prior to the Termination
     Date and (b) the date on which the Revolving Credit
     Commitments shall terminate as provided herein.

          "L/C Fee Payment Date":  the last Business Day of each
     March, June, September and December.

          "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5(a).

          "L/C Participants": the collective reference to all the Lenders, including the Issuing Lender.

          "Lenders":  as defined in the preamble hereto.

          "Letters of Credit":  as defined in subsection 3.1(a).

          "Level I Pricing Period": any period on or after the Matrix Pricing Date during which the Pricing Ratio is less than or equal to 3.5 to 1.0 and no Event of Default has occurred and is continuing.

          "Level II Pricing Period": any period on or after the Matrix Pricing Date during which the Pricing Ratio is greater than 3.5 to 1.0 but less than or equal to 4.0 to 1.0 and no Event of Default has occurred and is continuing.

          "Level III Pricing Period": any period on or after the Matrix Pricing Date which is not a Level I Pricing Period or a Level II Pricing Period.

          "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

          "Loan": an ABR Loan or a Eurodollar Loan, as the case may be.

          "Loan Documents":  this Agreement, the Revolving Credit
     Notes, the Swingline Note, the Applications, the Guarantees, the Security Documents and the Subordination Agreement.

          "Loan Parties": the Borrower, the Parent and each Subsidiary of the Parent which is a party to a Loan
     Document.

          "Material Adverse Effect": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Parent and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement, any of the Revolving Credit Notes, the Swingline Note or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Syndication Agent, the Swingline Lender, the Issuing Lender or the Lenders hereunder or thereunder.

          "Material Contracts":  as defined in subsection
     4.19(a).

          "Matrix Pricing Date": the date which is five days after the delivery by the Parent to the Administrative Agent of its financial statements required by subsection 6.1(a) and the certificate required by subsection 6.2(e) with respect to its fiscal year ending December 31, 1996.

          "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "NationsBank":  NationsBank, N.A.

          "Net After-Tax Cash Proceeds": with respect to any Prepayment Event, the product of (a) the excess, if any, of
     (i) the aggregate amount of cash received (including any cash received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including property insurance proceeds and condemnation awards in the case of any property losses unless such insurance proceeds are Reinvestment Funds) by the Parent or any of its Subsidiaries, in connection with such Prepayment Event, over
     (ii) the sum of (A) in the case of an Asset Disposition, the principal amount of any Indebtedness (other than the Obligations) which is secured by any such asset (other than Indebtedness assumed by the purchaser of such asset) or which is required to be, and is, repaid in connection with the sale or other disposition thereof, (B) the reasonable out-of-pocket fees and expenses incurred by the Parent or any of its Subsidiaries in connection with such Prepayment Event, whether payable at such time or thereafter, (C) any incremental state, local or federal taxes actually payable or reserved by the Parent or any of its Subsidiaries as a result of such Prepayment Event, as reduced by any such taxes subsequently refunded to or reversed by the Parent or any of its Subsidiaries and (D) in the case of an Asset Disposition, any liabilities associated with the assets sold pursuant to such Asset Disposition and retained by the Parent or any Subsidiary after such Asset Disposition and any reasonable amount reserved for indemnification obligations relating to such Asset Disposition, in each case as determined in accordance with GAAP, and (b) in the case of a Subsidiary of the Parent, the percentage of the Parent's direct or indirect ownership in the Subsidiary receiving such proceeds, or, in the case of the Parent, 100%.

          "Non-Excluded Taxes":  as defined in subsection 2.16.

          "Notice of Borrowing": written notice, substantially in the form of Exhibit E, duly executed by a Responsible Officer of the Borrower and the Parent and delivered to the Administrative Agent in connection with a request for a Revolving Credit Loan.

          "Obligations": (a) the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Revolving Credit Loans and the Swingline Loans and interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Parent or the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Revolving Credit Notes, the Swingline Note and all other obligations and liabilities of the Loan Parties to the Administrative Agent, the Syndication Agent, the Lenders or the Swingline Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Revolving Credit Notes, the Swingline Note, any Letters of Credit, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent, the Syndication Agent, the Lenders or the Swingline Lender that are required to be paid by any of the Loan Parties pursuant to the terms of this Agreement or any other Loan Document) or otherwise and (b) all obligations of the Borrower whether now or hereafter existing to any Lender or the Swingline Lender under or in connection with any Interest Rate Agreement entered into or existing in accordance with this Agreement.

          "Parent":  as defined in the preamble hereto.

          "Parent Guarantee": the guarantee obligations of the Parent set forth in Section 9.

          "Parent Pledge Agreement": the pledge agreement to be executed and delivered by the Parent, substantially in the form of Exhibit C-2, as the same may be amended, supplemented or otherwise modified from time to time.

          "Parent Security Agreement": the security agreement to be executed and delivered by the Parent, substantially in the form of Exhibit D-2, as the same may be amended, supplemented or otherwise modified from time to time.

          "Parent Security Documents": the collective reference to the Parent Security Agreement and the Parent Pledge
     Agreement.

          "Passive Investor":  any Person or group of Persons
     (other than the Principals) that at all times reports its voting power and beneficial ownership of Capital Stock of the Parent to the SEC on Schedule 13G.

          "Participants":  as defined in subsection 11.6(b).

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

          "Perfection Certificate": a certificate from the Parent, substantially in the form of Exhibit K.

          "Permit": any permit or other authorization issued under any applicable Environmental Law.

          "Permitted Holders": the collective reference to the Principals and any Passive Investor.

          "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Parent, the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under
     Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Pledge Agreements": the collective reference to the Borrower Pledge Agreement, the Parent Pledge Agreement and the Subsidiaries Pledge Agreement.

          "Preferred Stock": as applied to the Capital Stock of any Person, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

          "Prepayment Event": shall mean (a) any Asset
     Disposition, (b) any issuance or sale by the Parent or any of its Subsidiaries of Capital Stock of the Parent or any of its Subsidiaries (other than any such issuance or sale
     (i) solely to the Parent or any of its Wholly Owned Subsidiaries, (ii) pursuant to the exercise of warrants outstanding on the date hereof or employee stock options or similar rights issued to employees or (iii) permitted under subsection 7.7(v)) or (c) any incurrence, creation or other issuance of Indebtedness by the Parent or any of its Subsidiaries (other than Indebtedness permitted under subsection 7.2 as in effect on the date hereof); provided that the foregoing definition shall not be deemed to imply that any such action or event is permitted under this Agreement.

          "Pricing Ratio":  on any day, the ratio of
     (a) Consolidated Total Debt as of the last day of the Reference Period with respect to such day to (b) EBITDA for such Reference Period.

          "Prime Rate":  as defined in the definition of ABR.

          "Principals": (a) FS&C and any of its Affiliates (provided that FS&C has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Affiliates) and (b) any member of the executive management of the Parent prior to the occurrence of the circumstance constituting a potential Change of Control.

          "RCRA":  as defined in the definition of Real Property.

          "Real Property": any real property or "facility" (as defined in the Resource Conservation and Recovery Act, 42 U.S.C. & 6901 et seq. ("RCRA")) currently or formerly owned, leased or occupied by the Parent or any of its Subsidiaries.

          "Reduction Trigger Date":  as defined in subsection
     2.6(d).

          "Reference Period": with respect to any day, the period of four consecutive fiscal quarters of the Parent immediately preceding, or ending on, such day.

          "Refinancing": as defined in the recitals to this Agreement.

          "Register":  as defined in subsection 11.6(d).

          "Regulation G": Regulation G of the Board of Governors of the Federal Reserve System as in effect from time to time.

          "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

          "Regulation X": Regulation X of the Board of Governors of the Federal Reserve System as in effect from time to time.

          "Reimbursement Obligation": the obligation of the Borrower or the Parent, as the case may be, to reimburse the Issuing Lender pursuant to subsection 3.5(a) for amounts drawn under Letters of Credit.

          "Reinvestment Funds": with respect to any property insurance proceeds from a property loss, that portion of such proceeds as shall be reinvested, in a commercially reasonable manner, in the repair, restoration or replacement of the properties and assets that were the subject of such loss; provided that if the aggregate amount of such proceeds with respect to any such property loss or series of related property losses exceeds $5,000,000, (a) the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent within 90 days after such property loss, which certificate shall describe such loss and the action proposed to be taken with respect thereto, (b) from and after the date of delivery of such certificate, the Borrower shall diligently proceed, in a commercially reasonable manner, to complete the repair, restoration or replacement of the properties and assets that were the subject of such property loss as described in such certificate and (c) all such proceeds shall be expended as described in such certificate no later than 365 days following receipt of the proceeds with respect to such loss.

          "Release": as defined in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act, 42
     U.S.C. Section 9601, but excluding any Release permitted and appropriate under any Permit.

          "Reorganization":  with respect to any Multiemployer
     Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "Reportable Event":  any of the events set forth in
     Section 4043 of ERISA, other than those events as to which the 30-day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. Section 2615.

          "Required Lenders": at any time, Lenders the Commitment Percentages of which aggregate more than 50% of the aggregate Commitment Percentages of all Lenders.

          "Required Permits":  as defined in subsection 4.17(b).

          "Requirement of Law": as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Responsible Officer": (a) as to any Loan Party, the chief executive officer, the president, any vice president or, with respect to financial matters, the chief financial officer, treasurer or controller of such Loan Party and (b) in addition, as to any Loan Party, other than the Parent, any other officer of such Loan Party who is also a Responsible Officer of the Parent.

          "Restricted Companies": the collective reference to the Parent, the Borrower, IMSAMET, IU International and any other Subsidiary which has executed a Guarantee, a Pledge Agreement (if such Restricted Company holds (a) any Capital Stock of the Parent or any Subsidiary, (b) any Intercompany Notes or (c) any Account Debtor Notes (as defined in the Pledge Agreements)) and a Security Agreement (or documentation substantially similar to such documents if such documentation is entered into after the Closing Date).

          "Restricted Payments":  as defined in subsection 7.7.

          "Revolver": the revolving credit facilities established pursuant to this Agreement.

          "Revolving Credit Commitment": as to any Lender, the obligation of such Lender to (a) make Revolving Credit Loans to the Borrower, (b) participate in Swingline Loans to the Borrower and (c) participate in Letters of Credit issued for the account of the Borrower or the Parent, as the case may be, in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name in Schedule 1.1(b) under the caption "Revolving Credit Commitment".

          "Revolving Credit Loans": revolving credit loans made by the Lenders to the Borrower pursuant to subsection
     2.1(a).

          "Revolving Credit Note":  as defined in subsection
     2.2(a).

          "SALTS": Solar Aluminum Technology Services, a Utah partnership.

          "SEC":  the United States Securities and Exchange
     Commission or any other Governmental Authority succeeding to the responsibilities thereof.

          "Secured Parties": (a) the Lenders, the Swingline Lender and the Issuing Lender, (b) the Agents in their capacities as such under each Loan Document, (c) the beneficiaries of each indemnification obligation undertaken by the Parent or any other Loan Party under any Loan Document, (d) any Lender in its capacity as a counterparty to an Interest Rate Agreement entered into or existing as permitted under this Agreement and (e) the permitted successors and assigns of the foregoing.

          "Security Agreements": the collective reference to the Borrower Security Agreement, the Parent Security Agreement and the Subsidiaries Security Agreement.

          "Security Documents": the collective reference to the Pledge Agreements, the Security Agreements and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of any of the Loan Parties hereunder, under the Revolving Credit Notes, the Swingline Note, any Letter of Credit and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities.

          "Senior Notes": the 9-3/4% Senior Notes due 2003 issued by the Parent pursuant to the Indenture or any refinancing thereof permitted hereunder.

          "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "Smaller Sale": a disposition (whether made pursuant to a single sale or a series of related transactions) of equipment or other tangible property which the Borrower determines in good faith to be obsolete, surplus or no longer useful having Net After-Tax Cash Proceeds of less than $500,000.

          "Solvent":  as defined in subsection 4.21.

          "Standby Letter of Credit":  as defined in subsection
     3.1(b)(i)(A).

          "Subordination Agreement": the subordination agreement to be executed and delivered by each of the Restricted Companies and the Administrative Agent, substantially in the form of Exhibit K, as the same may be amended, supplemented or otherwise modified from time to time.

          "Subsidiaries Guarantee": the guarantee to be executed and delivered by each of the Parent's Subsidiaries (other than the Borrower, IU International, IMS Funding, III, Imsamet of Arizona and the Foreign Subsidiaries), substantially in the form of Exhibit B-2, as the same may be amended, supplemented or otherwise modified from time to time.

          "Subsidiaries Pledge Agreement": the pledge agreement to be executed and delivered by each of the Parent's Subsidiaries (other than the Borrower, IMS Funding, III, Imsamet of Arizona and the Foreign Subsidiaries), substantially in the form of Exhibit C-3, as the same may be amended, supplemented or otherwise modified from time to time.

          "Subsidiaries Security Agreement": the security agreement to be executed and delivered by each of the Parent's Subsidiaries (other than the Borrower, IMS Funding, III, Imsamet of Arizona and the Foreign Subsidiaries), substantially in the form of Exhibit D-3, as the same may be amended, supplemented or otherwise modified from time to time.

          "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent and shall include, without limitation, the Borrower.

          "Swingline Commitment": the commitment of the Swingline Lender to make Swingline Loans to the Borrower pursuant to subsection 2.1(c).

          "Swingline Lender": NationsBank, in its capacity as lender for any Swingline Loan.

          "Swingline Loans": swingline loans made by the Swingline Lender to the Borrower pursuant to subsection
     2.1(c).

          "Swingline Note":  as defined in subsection 2.2(b).

          "Swingline Obligations": at any time the aggregate principal amount of all Swingline Loans outstanding at such time.

          "Syndication Agent": as defined in the preamble hereto.

          "TDS":  EnviroSource Treatment & Disposal Services,
     Inc., a Delaware corporation.

          "Termination Date":  January 2, 2001.

          "Transferee":  as defined in subsection 11.6(f).

          "Type":  as defined in subsection 1.2(e).

          "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International
     Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

          "Unrestricted Companies": the collective reference to the Subsidiaries of the Parent that are not Restricted
     Companies.

          "Wholly Owned Subsidiary": at any time, any subsidiary of any Person all the Capital Stock of which is at such time directly or indirectly owned by such Person.

     1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Revolving Credit Notes, the Swingline Note or any certificate or other document made or delivered pursuant hereto.

     (b) The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

     (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     (d) For purposes of this Agreement, the Revolving Credit Notes, the Swingline Note and any certificate or other document made or delivered pursuant hereto, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Parent to the Lenders pursuant to subsection 6.1 shall be prepared in accordance with GAAP as in effect on the date of such financial statements; amounts used for determining compliance with the financial covenants set forth in subsection 7.1 and for determining the appropriate Applicable Margin and in connection with subsection
7.8 shall be computed in accordance with GAAP as in effect on the date hereof. In the event GAAP as in effect on or after the Closing Date differs from GAAP as in effect on the date hereof in a manner that causes the amounts for specified items shown in the Parent's financial statements to differ from amounts for such items used in determining compliance with such financial covenants, in determining the Applicable Margin or in connection with subsection 7.8, the Parent shall deliver a statement reconciling such differences.

     (e) Loans hereunder are distinguished by "Class" and by "Type". The Class of a Loan or of a Revolving Credit Commitment to make such a Loan refers to whether such Loan is a Revolving Credit Loan or a Swingline Loan, each of which is a separate Class. The "Type" of a Loan refers to whether such Loan is an ABR Loan or a Eurodollar Loan. Loans may (but need not) be identified by Class and Type (e.g., an "ABR Revolving Credit Loan" is a Loan which is both a Revolving Credit Loan and an ABR
Loan).

                SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

     2.1 Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Credit
Loans to the Borrower from time to time during the Commitment

Period in an aggregate principal amount at any one time outstanding, when added to such Lender's Commitment Percentage of the then outstanding Swingline Obligations and L/C Obligations, not to exceed the amount of such Lender's Revolving Credit Commitment, as the same may be reduced from time to time pursuant to subsections 2.5 and 2.6. During the Commitment Period, the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

     (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.3 and 2.8, provided that
(A) no Revolving Credit Loan shall be made as a Eurodollar Loan at any time when an Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined that such Eurodollar Loan is not appropriate, (B) no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date and (C) the Borrower shall not be entitled to request any borrowing which, if made, would result in an aggregate of more than ten separate Eurodollar Loans of any Lender being outstanding hereunder, at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

     (c) Subject to the terms and conditions hereof, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the lesser of (i) $5,000,000 and (ii) the excess, if any, of (A) the aggregate amount of all Lenders' Revolving Credit Commitments, as the same may be reduced from time to time pursuant to subsections
2.5 and 2.6, over (B) the sum of (I) the then outstanding Revolving Credit Loans, (II) the then outstanding L/C Obligations and (III) the then outstanding Swingline Loans. During the Commitment Period, the Borrower may use the Swingline Commitment by borrowing, prepaying the Swingline Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

     (d)  All Swingline Loans shall be ABR Loans.

     2.2 Notes. (a) The Revolving Credit Loans made by each Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A-1, with appropriate insertions as to payee, date and principal amount (a "Revolving Credit Note"), payable to the order of such Lender and in a principal amount equal to the lesser of (i) the amount of the Revolving Credit Commitment of such Lender and (ii) the aggregate unpaid principal amount of all Revolving Credit Loans made by such Lender. Each Lender is hereby authorized to record the date, Type and amount of each Revolving Credit Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, on the schedule annexed to and constituting a part of its Revolving Credit Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. Each Revolving Credit Note shall (x) be dated the Closing Date, (y) be stated to mature on the Termination Date and (z) provide for the payment of interest in accordance with subsection 2.10.

     (b) The Swingline Loans made by the Swingline Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A-2, with appropriate insertions as to date and principal amount (the "Swingline Note"), payable to the order of the Swingline Lender and in a principal amount equal to the lesser of (i) $5,000,000 and (ii) the aggregate unpaid principal amount of all Swingline Loans. The Swingline Lender is hereby authorized to record the date and amount of each Swingline Loan and the date and amount of each payment or prepayment of principal thereof on the schedule annexed to and constituting a part of the Swingline Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The Swingline Note shall (x) be dated the Closing Date, (y) be stated to mature on the Termination Date and (z) provide for the payment of interest in accordance with subsection 2.10.

     2.3 Procedure for Borrowing. (a) The Borrower may borrow under the Revolving Credit Commitments (other than the Swingline Commitment) during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be substantially in the form of Exhibit E hereto and must be received by the Administrative Agent prior to 10:00 A.M., Charlotte, North Carolina time, (i) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans or (ii) on the Borrowing Date, otherwise), specifying (A) the amount to be borrowed, (B) the requested Borrowing Date, (C) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (D) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of ABR Loans, a whole multiple of $1,000,000 (or, if the then Available Commitments are less than $1,000,000, such lesser amount) and
(y) in the case of Eurodollar Loans, a whole multiple of $1,000,000. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 11.2 prior to 1:00 P.M., Charlotte, North Carolina time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

     (b) The Borrower may borrow under the Swingline Commitment during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., Charlotte, North Carolina time, on the Borrowing Date), specifying (i) the amount to be borrowed and
(ii) the requested Borrowing Date. Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple thereof (or, if the then Available Swingline Commitment is less than $100,000, such lesser amount). Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify the Swingline Lender thereof. The Swingline Lender will make the amount of such borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection
11.2 prior to 1:00 P.M., Charlotte, North Carolina time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the amount made available to the Administrative Agent by the Swingline Lender and in like funds as received by the Administrative Agent. The Swingline Lender, at any time in its sole and absolute discretion may, and at any time as there shall be a Swingline Loan outstanding for more than seven Business Days the Swingline Lender shall, on behalf of the Borrower (which hereby irrevocably directs and authorizes the Swingline Lender to act on its behalf), request each Lender (including the Swingline Lender) to make a Revolving Credit Loan in an amount equal to such Lender's Commitment Percentage of any such outstanding Swingline Loan. Not later than 1:00 P.M., Charlotte, North Carolina time, on the next Business Day, each Lender shall make its Commitment Percentage of such outstanding Swingline Loan available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 11.2 in funds immediately available to the Administrative Agent, and the Administrative Agent will promptly make such funds available to the Swingline Lender. The proceeds of such Revolving Credit Loans shall be immediately applied to repay any such outstanding Swingline Loan. All such Revolving Credit Loans shall be ABR Loans.

     2.4 Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the first day of the Commitment Period to the Termination Date, computed at the rate of .375% per annum on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein, commencing on March 31, 1996. The Borrower agrees to pay to the Administrative Agent, for its own account, on the Closing Date and each anniversary of the Closing Date prior to the Termination Date, an annual administration fee in the amount set forth in the Fee Letter.

     2.5 Optional Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than one Business Day's notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the then outstanding principal amount of the Revolving Credit Loans, when added to the then outstanding Swingline Obligations and L/C Obligations, would exceed the amount of the Revolving Credit Commitments then in effect. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple thereof and shall reduce permanently the Revolving Credit Commitments then in effect.

     2.6 Mandatory Prepayments and Commitment Reductions. (a) The Borrower shall promptly give notice to the Administrative Agent of the consummation of any Prepayment Event which will result in a mandatory prepayment and/or cash collateralization pursuant to subsection 2.6(d). Upon receipt by the Parent or any of its Subsidiaries of any Net After-Tax Cash Proceeds with respect to any Prepayment Event, then on the fifth Business Day after receipt of such Net After-Tax Cash Proceeds from such Prepayment Event, the Revolving Credit Commitments shall, subject to subsections 2.6(c) and 2.6(d), be reduced by an amount equal to 50% of such Net After-Tax Cash Proceeds.

     (b)  Subject to subsection 2.6(c), the Revolving Credit
Commitments shall be reduced by $12,500,000 on January 4, 1999 and by $12,500,000 on January 3, 2000.

     (c) Notwithstanding anything to the contrary contained herein, in no event shall the Borrower or the Parent be required pursuant to the terms of subsection 2.6(a) or 2.6(b) to reduce the aggregate Revolving Credit Commitments of all the Lenders below $75,000,000.

     (d) Each reduction of the Revolving Credit Commitments pursuant to this subsection 2.6 shall reduce permanently the Revolving Credit Commitments then in effect and shall be accompanied by a prepayment of (i) all Swingline Loans outstanding and (ii) the Revolving Credit Loans outstanding in an amount equal to the excess, if any, of the sum of (A) the Revolving Credit Loans and (B) the L/C Obligations then outstanding, over the Revolving Credit Commitments of all the Lenders, as so reduced. Each prepayment of Loans pursuant to this subsection 2.6(d) shall be accompanied by payment in full of all accrued interest thereon to and including the date of such prepayment, together with any additional amounts owing pursuant to subsection 2.17. To the extent that in connection with the requirements hereof the Swingline Loans and the Revolving Credit Loans have been reduced to zero, and the L/C Obligations then outstanding exceed the Revolving Credit Commitments of all the Lenders, as reduced pursuant to this subsection 2.6, the Borrower and/or the Parent shall, simultaneously with such reduction, deposit in a cash collateral account with the Administrative Agent, having terms and conditions acceptable to the Administrative Agent, an amount equal to the amount by which such outstanding L/C Obligations exceed the Revolving Credit Commitments of all the Lenders, as so reduced. Notwithstanding anything to the contrary contained in this subsection, unless sooner required in writing by the Administrative Agent, the Revolving Credit Commitment reductions required pursuant to subsection 2.6(a) shall be required to be made only on each date (a "Reduction Trigger Date") that the aggregate of the reduction amounts required by subsection 2.6(a) since the last Reduction Trigger Date or the Closing Date, as the case may be, are equal to or greater than $1,000,000 or a whole multiple thereof and shall be required to be reduced only by the next lower whole multiple of $1,000,000 of such aggregate amount; and provided, further, any amounts in excess of such whole multiple shall be considered in determining the next Reduction Trigger Date and the amount of the required Revolving Credit Commitment reductions and the mandatory prepayments and/or cash collateralization required by this subsection 2.6(d) on such next Reduction Trigger Date.

     2.7 Optional Prepayments. (a) Subject to the provisions of subsection 2.17, the Borrower may at any time and from time to time prepay the Revolving Credit Loans, in whole or in part, without premium or penalty, upon, in the case of Eurodollar Loans, irrevocable notice to the Administrative Agent not later than 10:00 A.M., Charlotte, North Carolina time, on the third Business Day prior to such prepayment, or, in the case of ABR Loans, upon irrevocable notice to the Administrative Agent prior to 10:00 A.M., Charlotte, North Carolina time, on the date of such prepayment, in each case, specifying (i) the date and amount of prepayment and (ii) whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 2.17 and accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof, and may only be made if, after giving effect thereto, subsection 2.9 shall not have been contravened.

     (b) The Borrower may at any time and from time to time prepay Swingline Loans, in whole or in part, without premium or penalty. Partial prepayments shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

     2.8 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Revolving Credit Loans to ABR Revolving Credit Loans by giving irrevocable notice to the Administrative Agent not later than 10:00 A.M., Charlotte, North Carolina time, on the third Business Day prior to such proposed conversion, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Revolving Credit Loans to Eurodollar Revolving Credit Loans by giving irrevocable notice to the Administrative Agent not later than 10:00 A.M., Charlotte, North Carolina time, on the third Business Day prior to such proposed conversion. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Revolving Credit Loans and ABR Revolving Credit Loans may be converted as provided herein, provided that (i) no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined that such a conversion is not appropriate and (ii) no ABR Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date.

     (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Revolving Credit Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have, determined that such a continuation is not appropriate or (ii) after the date that is one month prior to the Termination Date and provided, further, that if the Borrower shall fail to give any required notice as described above in this subsection 2.8(b) or if such continuation is not permitted pursuant to the preceding proviso such Revolving Credit Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

     2.9 Minimum Amounts of Eurodollar Loans. All borrowings, conversions and continuations of Revolving Credit Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same date) shall be equal to a whole multiple of $1,000,000.

     2.10 Interest Rates and Payment Dates. (a) Subject to subsection 2.10(c), each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Eurodollar Margin then in effect.

     (b)  Subject to subsection 2.10(c), each ABR Revolving
Credit Loan and each Swingline Loan shall bear interest at a rate per annum equal to the ABR plus the ABR Margin then in effect.

     (c) If all or a portion of (i) the principal amount of any Revolving Credit Loan or Swingline Loan, (ii) any interest payable thereon or (iii) any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection 2.10 as if a Level III Pricing Period were in effect, plus 2% or (y) in the case of overdue interest, commitment fee or other amount, the rate described in paragraph (b) of this subsection 2.10 as if a Level III Pricing Period were in effect, plus 2%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

     (d)  Interest shall be payable in arrears on each Interest
Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

     2.11 Computation of Interest and Fees. (a) Commitment fees and interest shall be calculated on the basis of a 360-day year (or 365 or 366 days, as the case may be, in the case of interest on ABR Loans based on the Prime Rate) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Revolving Credit Loan or a Swingline Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements, as applicable, shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

     (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 2.10(a).

     2.12 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

          (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Revolving Credit Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Revolving Credit Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and
(z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans.

     2.13 Pro Rata Treatment and Payments. (a) Each borrowing of Revolving Credit Loans by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee hereunder to the Lenders and any reduction of the Revolving Credit Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Swingline Loans shall be made to the Swingline Lender. All payments (including prepayments) to be made by the Borrower and the Parent (in the case of payments with respect to Letters of Credit issued for the Parent's account) hereunder, under the Revolving Credit Notes, under the Swingline Note and under the Letters of Credit, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, Charlotte, North Carolina time, on the due date thereof to the Administrative Agent, for the account of the Lenders or the Swingline Lender, as the case may be, at the Administrative Agent's office specified in subsection 11.2, in Dollars and in immediately available funds.

The Administrative Agent shall distribute such payments to the Lenders or the Swingline Lender, as the case may be, promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate described in subsection 2.10(b) during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

     (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing of Revolving Credit Loans that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall be entitled to recover such amount with interest thereon calculated from such Borrowing Date at the rate per annum described in subsection 2.10(b) then applicable to such Revolving Credit Loans hereunder, on demand, from the Borrower.

     (c) In the event that the Revolving Credit Commitments shall be terminated or expire at any time while Swingline Loans are outstanding, each Lender (including the Swingline Lender) shall make a Revolving Credit Loan (notwithstanding the expiration or termination of the Revolving Credit Commitments) in an amount equal to such Lender's Commitment Percentage (as of the day of, and immediately prior to, such termination or expiration) of such outstanding Swingline Loans. Each Lender shall, not later than 12:00 Noon, Charlotte, North Carolina time, on the next Business Day, make available its Commitment Percentage of such outstanding Swingline Loans, in funds immediately available in Charlotte, North Carolina, to the office of the Administrative Agent, and the Administrative Agent will promptly make such funds available to the Swingline Lender. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Swingline Loans outstanding on the date of termination or expiration of the Revolving Credit Commitments. The Swingline Lender will promptly remit to each Lender that shall have made such funds available its Commitment Percentage of any amounts subsequently received by the Swingline Lender in respect of such Swingline Loans outstanding on the date of termination or expiration of the Revolving Credit Commitments.

     (d) Each Lender acknowledges and agrees that its obligation to make a Revolving Credit Loan pursuant to subsection 2.13(c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuation of an Event of Default, and that such payment (by way of making a Revolving Credit Loan) shall be made without any offset, abatement, withholding or reduction whatsoever.

     2.14 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender's Revolving Credit Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Revolving Credit Loans or within such earlier period as required by law.
If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 2.17.

     2.15 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

          (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Revolving Credit Note, the Swingline Note, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection
     2.16 and changes in the rate of tax on the overall net income of such Lender);

          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

          (iii)     shall impose on such Lender any other
     condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower or the Parent (in the case of payments to be made with respect to Letters of Credit issued for the account of the Parent) shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; provided that, before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection 2.15(a), it shall promptly notify the Borrower or the Parent, as the case may be, through the Administrative Agent, of the event by reason of which it has become so entitled.

     (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower or the Parent, as the case may be, (with a copy to the Administrative Agent) of a written request therefor, the Borrower or the Parent (in the case of payments to be made with respect to Letters of Credit issued for the account of the Parent) shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

     (c) A certificate setting forth the basis for such claim in reasonable detail as to any additional amounts payable pursuant to this subsection 2.15 submitted by such Lender, through the Administrative Agent, to the Borrower or the Parent, as the case may be, shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Revolving Credit Notes, the Swingline Note, any Letters of Credit and all other amounts payable hereunder.
If any Lender claims any additional amounts payable pursuant to this subsection 2.15, the Borrower shall have the right to cause such Lender to be replaced (but the Agents shall not have any obligation to identify or locate such a replacement Lender) with an Assignee who shall become a Lender hereunder pursuant to subsection 11.6(c). Notwithstanding the foregoing, no such replaced Lender shall be required to sell to such Assignee its Revolving Credit Loans at less than their par value.

     2.16 Taxes. (a) All payments made by the Borrower or the Parent, as the case may be, under this Agreement, the Revolving Credit Notes, the Swingline Note and the Letters of Credit shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, but excluding (such exclusions being referred to as "Excluded Taxes") net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent, the Syndication Agent, the Swingline Lender or any Lender as a result of a present or former connection between the Administrative Agent, the Syndication Agent, the Swingline Lender or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, the Syndication Agent, the Swingline Lender or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement, the Revolving Credit Notes, the Swingline Note or any Letters of Credit). If any such taxes, levies, imposts, duties, charges, fees deductions or withholdings other than Excluded Taxes ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent, the Syndication Agent, the Swingline Lender or any Lender hereunder or under the Revolving Credit Notes, the Swingline Note or any Letters of Credit, the amounts so payable to the Administrative Agent, the Syndication Agent, the Swingline Lender or such Lender shall be increased to the extent necessary to yield to the Administrative Agent, the Syndication Agent, the Swingline Lender or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, the Revolving Credit Notes, the Swingline Note and any Letters of Credit, provided, however, that the Borrower or the Parent, as the case may be, shall not be required to increase any such amounts payable to any Lender or Swingline Lender that is not organized under the laws of the United States of America or a state thereof if such Lender or Swingline Lender fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by the Borrower or the Parent, as promptly as possible thereafter the Borrower or the Parent shall send to the Administrative Agent for its own account or for the account of the Syndication Agent, the Swingline Lender or such other Lender, as the case may be, a certified copy of an original official receipt received by the Borrower or the Parent showing payment thereof. If the Borrower or the Parent fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower or the Parent shall indemnify the Administrative Agent, the Syndication Agent, the Swingline Lender and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent, the Syndication Agent, the Swingline Lender or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Revolving Credit Notes, the Swingline Note, any Letters of Credit and all other amounts payable hereunder.

     (b) Each Lender and Swingline Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

          (i) deliver to the Borrower and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and (B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

          (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower;

          (iii) obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent; and

          (iv) certify (A) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (B) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred subsequent to the date of this Agreement and prior to the date on which any such delivery or certification would otherwise be required which renders all such forms inapplicable and renders all such certifications inaccurate or which would prevent such Lender or Swingline Lender from duly completing and delivering any such form or making any such certification with respect to it and such Lender or Swingline Lender so advises the Borrower and the Administrative Agent. If any Lender or Swingline Lender shall provide any of the foregoing forms or make any of the foregoing certifications and such Lender or Swingline Lender was not entitled to provide such forms or make such certifications, the Lender or Swingline Lender will be deemed not to have complied with the requirements of this subsection 2.16(b). Each Person that shall become a Lender or a Participant pursuant to subsection 11.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection 2.16, provided that, in the case of a Participant, such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased. In no event shall the obligations of the Borrower or the Parent under subsection 2.16(a) be increased as a result of any participation made by a Lender in accordance with subsection 11.6 hereof.

     (c) Any Swingline Lender or Lender that otherwise would be entitled pursuant to subsection 2.16(a) to the payment of additional amounts with respect to a Non-Excluded Tax will (i) use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Swingline Lender or Lender, as the case may be, be otherwise disadvantageous to such Swingline Lender or Lender and (ii) not be entitled to payment of such additional amounts if such Swingline Lender or Lender changes the jurisdiction of its lending office to the extent that such a change would increase the Non-Excluded Taxes indemnifiable by the Parent or the Borrower hereunder.

     (d) If the Borrower or the Parent shall indemnify, pursuant to this subsection 2.16, any Administrative Agent, Syndication Agent, Swingline Lender or Lender for a Non-Excluded Tax, the Administrative Agent, Syndication Agent, Swingline Lender or Lender, as the case may be, will contest, at the Borrower's sole cost and expense, the imposition of the Non-Excluded Tax giving rise to such indemnification provided that the Borrower shall have provided the indemnified party with an opinion of independent tax counsel (selected by the Borrower and reasonably satisfactory to the indemnified party) to the effect that a reasonable basis exists to contest the Non-Excluded Tax.

Furthermore, if the Administrative Agent, Syndication Agent, Swingline Lender or any Lender shall receive a refund of any Non-Excluded Tax for which the Borrower or the Parent has provided indemnification in accordance with subsection 2.16(a) hereof, the indemnified party shall within 30 days from the date of such receipt, so long as no Event of Default has occurred and is continuing, pay to the Borrower such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this subsection 2.16 with respect to Non-Excluded Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of such indemnified party, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to such indemnified party in the event such indemnified party is required to repay such refund to such Governmental Authority.

     2.17 Indemnity. The Borrower agrees to indemnify the Swingline Lender and each Lender, as applicable, and to hold the Swingline Lender and each Lender harmless from any loss or expense which the Swingline Lender or such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto or (d) to the extent relating to losses or expenses sustained or incurred in liquidating or employing deposits from third parties acquired to maintain any Loan or part thereof as a Eurodollar Loan, any assignment of Eurodollar Loans pursuant to subsection 11.6 made by an Agent during the 180-day period commencing on the Closing Date. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid or assigned, or not so borrowed, converted or continued, for the period from (A) the date of such prepayment or assignment or such failure to borrow, convert or continue to (B) the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure), in each case at the applicable rate of interest for the Swingline Loans or such Revolving Credit Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by the Swingline Lender or such Lender) which would have accrued to the Swingline Lender or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive for one year after the termination of this Agreement and the payment of the Revolving Credit Notes, the Swingline Note, any Letters of Credit and all other amounts payable hereunder.

                       SECTION 3.  LETTERS OF CREDIT

     3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in subsection 3.4(a), agrees to issue the Class G Letter of Credit and to issue
Commercial Letters of Credit and/or Standby Letters of Credit for the account of the Borrower and for the account of the Parent

(but in no event shall the same Letter of Credit be issued for both the account of the Parent and the Borrower) (the Class G Letter of Credit, Commercial Letters of Credit and Standby Letters of Credit being, collectively, "Letters of Credit") on any Business Day during the L/C Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue (i) any Standby Letter of Credit if, after giving effect to such issuance, (A) the L/C Obligations would exceed the L/C Commitment or (B) the Available Commitment of all the Lenders would be less than zero or (ii) any Commercial Letter of Credit if, after giving effect to such issuance, (A) the L/C Obligations would exceed the L/C Commitment, (B) the Available Commitment of all the Lenders would be less than zero or (C) the L/C Obligations with respect to all Commercial Letters of Credit would exceed $3,000,000.

     (b)  Each Letter of Credit shall:

          (i) be denominated in Dollars and shall be either (A) the Class G Letter of Credit, (B) a standby letter of credit issued to support obligations of the Parent or any of its Subsidiaries, as the case may be, contingent or otherwise, to provide credit support for workers' compensation, other insurance programs and other corporate purposes, including to support Existing Letters of Credit (a "Standby Letter of Credit"), or (C) a commercial letter of credit issued in respect of the purchase of goods or services by the Parent or any of its Subsidiaries in the ordinary course of business (a "Commercial Letter of Credit");

          (ii) with respect to each Standby Letter of Credit, expire no later than the earlier of (A) 365 days after its date of issuance or (B) the Termination Date; and

          (iii) with respect to each Commercial Letter of Credit, expire no later than the earlier of (A) 360 days after its date of issuance or (B) the Termination Date.

     (c)  Each Letter of Credit shall be subject to the Uniform
Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

     (d) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law; provided that each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office if the making of such a designation would permit such Lender not to conflict with, or cause such Lender not to exceed, any limits imposed by any Requirement of Law in connection with the issuance of any Letter of Credit and such designation would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. The Borrower may replace any Lender (but the Agents shall not have any obligation to identify or locate a replacement Lender) which, as a result of circumstances affecting such Lender, causes the Issuing Lender to no longer have an obligation to issue any such Letter of Credit with an Assignee who shall become a Lender hereunder pursuant to subsection 11.6(c). Notwithstanding the foregoing, no such replaced Lender shall be required to sell to such Assignee its Revolving Credit Loans at less than their par value.

     3.2 Procedure for Issuance of Letters of Credit. The Borrower or the Parent, as the case may be, may from time to time request that the Issuing Lender issue a Letter of Credit for its account by delivering to the Issuing Lender at its address for notices specified in subsection 11.2 an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower or the Parent, as the case may be. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower or the Parent, as the case may be, promptly following the issuance thereof.

     3.3 Fees, Commissions and Other Charges. (a) The Parent or the Borrower, as the case may be, shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a nonrefundable fronting fee with respect to each Commercial Letter of Credit issued for its account in an amount equal to the face amount of such Letter of Credit, multiplied by a percentage per annum (based on the number of days such Letter of Credit is scheduled to be outstanding) equal to the sum of 1/4% plus the Eurodollar Margin in effect on the date of issuance of such Commercial Letter of Credit. The portion of such fee representing 1/4% per annum shall be payable to the Issuing Lender, and the remaining portion of such fee shall be payable to the L/C Participants to be shared ratably among them in accordance with their respective Commitment Percentages. Such fronting fee shall be payable in advance on the date of issuance of each Commercial Letter of Credit.

     (b) The Parent or the Borrower, as the case may be, shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a nonrefundable letter of credit commission with respect to the Class G Letter of Credit and each Standby Letter of Credit issued for its account, computed for the preceding calendar quarter (or shorter period commencing with the Closing Date) in an amount equal to the average daily aggregate amount of the Class G Letter of Credit and all Standby Letters of Credit during such period, multiplied by a percentage per annum (based on a 360-day year for the actual days elapsed) equal to the sum of 1/4% plus the Eurodollar Margin in effect during such period. The portion of such fee representing 1/4% per annum shall be payable to the Issuing Lender, and the remaining portion of such fee shall be payable to the L/C Participants to be shared ratably among them in accordance with their respective Commitment Percentages. Such commissions with respect to the Class G Letter of Credit and Standby Letters of Credit shall be payable quarterly in arrears on each L/C Fee Payment Date, commencing March 31, 1996, and on the date on which the Revolving Credit Commitments shall terminate as provided herein.

     (c) In addition to the foregoing fees and commissions, the Borrower or the Parent, as the case may be, shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses, including, without limitation, administrative, issuance, amendment, payment and negotiation charges, as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

     (d) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C
Participants all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this subsection 3.3.

     3.4 L/C Participation. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued or continued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower or the Parent, as the case may be, in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified in subsection 11.2 an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed. Each L/C Participant also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the L/C Participant's participation obligations under this subsection 3.4(a) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, provided that the foregoing shall not be construed to excuse the Issuing Lender to the extent of any direct damages suffered by such L/C Participant that are caused by the Issuing Lender's gross negligence or willful misconduct in determining whether documents presented under a Letter of Credit comply with the terms thereof.

     (b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender. If any such amount required to be paid by any L/C Participant pursuant to subsection 3.4(a) is not in fact made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum described in subsection 2.10(b) then applicable to ABR Loans hereunder. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

     (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower, the Parent or otherwise, including proceeds of Collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

     3.5 Reimbursement Obligation of the Borrower and the Parent. (a) The Borrower or the Parent, as the case may be, each agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower or the Parent, as the case may be, of the date and amount of a draft presented under any Letter of Credit issued for the Borrower or the Parent's account and paid by the Issuing Lender for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified in subsection 11.2 in Dollars and in immediately available funds.

     (b) Interest shall be payable on any and all amounts remaining unpaid by the Borrower or the Parent, as the case may be, under this subsection 3.5 from the date such amounts become payable until payment in full at the rate described in subsection
2.10 which would be payable on any outstanding ABR Loans which were then overdue.

     (c) Each drawing under any Letter of Credit issued for the account of the Borrower shall constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to subsection 2.3 of ABR Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing.

     3.6 Obligations Absolute. (a) The obligations of the Borrower and Parent under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower or the Parent, as the case may be, may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit.

     (b) Each of the Borrower and the Parent also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's or the Parent's, as the case may be, Reimbursement Obligations under subsection 3.5(a) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, provided that the foregoing clause (i) shall not be construed to excuse the Issuing Lender to the extent of any direct damages suffered by the Borrower or the Parent, as the case may be, that are caused by the Issuing Lender's gross negligence or willful misconduct in determining whether documents presented under a Letter of Credit comply with the terms thereof or (ii) any dispute between or among the Borrower or the Parent, as the case may be, and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (iii) any claims whatsoever of the Borrower or the Parent, as the case may be, against any beneficiary of such Letter of Credit or any such transferee.

     (c) The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct.

     (d) Each of the Borrower and the Parent agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and the Parent and shall not result in any liability of the Issuing Lender to the Borrower or the Parent.

     3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower or the Parent, as the case may be, of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower or the Parent, as the case may be, in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

     3.8 Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section
3 shall apply.

                SECTION 4.  REPRESENTATIONS AND WARRANTIES

     To induce the Agents and the Lenders to enter into this Agreement, the Lenders to make the Revolving Credit Loans and issue or participate in the Letters of Credit and the Swingline Lender to make Swingline Loans, the Parent and the Borrower hereby represent and warrant to the Agents, each Lender and the Swingline Lender that:

     4.1 Financial Condition. (a) The consolidated balance sheet of the Parent and its consolidated Subsidiaries as at December 31, 1994 and the related consolidated statements of operations, of stockholders' equity and of cash flows for the fiscal year ended on such date, reported on by Ernst & Young LLP, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of the Parent and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended.

     (b) The unaudited consolidated condensed balance sheet of the Parent and its consolidated Subsidiaries as at September 30, 1995 and the related unaudited consolidated condensed statements of operations and of cash flows for the nine-month period ended on such date, certified by a Responsible Officer of the Parent, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of the Parent and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and cash flows then ended (to the extent required by SEC reporting requirements for Form 10-Q and subject to normal year-end audit adjustments).

     (c) The unaudited consolidating balance sheet of the Parent and its consolidated Subsidiaries as at September 30, 1995 and the related consolidating statements of operations, of retained earnings and of cash flows for the nine-month period ended on such date, certified by a Responsible Officer of the Parent as being fairly stated in all material respects when considered in relation to the consolidated financial statements of the Parent and its consolidated Subsidiaries taken as a whole, previously furnished to each Lender, set forth separately the financial condition as at such date and the results of operations and cash flows for the nine-month period then ended of the Borrower and its Subsidiaries, TDS and its Subsidiaries, the Imsamet Group, and the Parent and its other Subsidiaries.

     (d) The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 1994 and the related consolidated statements of operations, of shareholder's equity and of cash flows for the fiscal year ended on such date, reported on by Ernst & Young LLP, previously furnished to each Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and cash flows for the fiscal year then ended.

     (e) Except as otherwise provided in this subsection 4.1, all such financial statements set forth in subsections 4.1(a) through (d) above, including any related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer of the Borrower or the Parent, as the case may be, and as disclosed therein and except with respect to the completeness of the notes with respect to any such consolidating or interim statements). None of the Borrower, the Parent or any of their respective consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any Interest Rate Agreement or foreign currency transaction, which is not reflected in the foregoing statements or in the notes thereto. During the period from September 30, 1995 to and including the date hereof there has been no sale, transfer or other disposition by the Parent or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Parent and its consolidated subsidiaries at September 30, 1995.

     4.2 No Change. Since September 30, 1995 (a) there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect and (b) no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Parent prior to the Closing Date nor has any of the Capital Stock of the Parent been redeemed, retired, purchased or otherwise acquired for value by the Parent or any of its Subsidiaries prior to the Closing Date.

     4.3 Corporate Existence; Compliance with Law. Each of the Parent and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     4.4 Corporate Power; Authorization; Enforceable Obligations. Each of the Parent and its Subsidiaries has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement, the Revolving Credit Notes and the Swingline Note, and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Other than UCC-1 filings, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of any of the Loan Documents to which the Parent or any of its Subsidiaries is a party. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of each Loan Party which is a party thereto. This Agreement constitutes, and each other Loan Document to which each Loan Party is party when executed and delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally, general equitable principles (whether in equity or at law) and an implied covenant of good faith and fair dealing.

     4.5 No Legal Bar. The execution, delivery and performance of, and (except as to Requirements of Law) exercise of remedies under, the Loan Documents to which any Loan Party is a party, the borrowings hereunder, the use of the proceeds thereof and the granting of the Collateral to secure the Obligations in accordance with the Security Documents will not violate any Requirement of Law or Contractual Obligation of the Parent or of any of its Subsidiaries, including the provisions of the Indenture, and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation except as required by the Security Documents; provided that the foregoing representation as to conflicts between Contractual Obligations and exercise of remedies shall not be deemed violated by any Contractual Obligation referred to in Section 5(j) of the Borrower Pledge

Agreement or by customary restrictions contained in operating leases and other ordinary course agreements which do not, in the aggregate, have a material adverse effect on the exercise of remedies.

     4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent or the Borrower, threatened by or against the Parent or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Parent and the Borrower, no claim which could reasonably be expected to have a Material Adverse Effect is being asserted.

     4.7 No Default. Neither the Parent nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations involving an aggregate amount of $3,000,000 or more unless such default could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     4.8 Ownership of Property; Liens. Each of the Parent and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by subsection 7.3.

     4.9 Intellectual Property. Each of the Parent and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). No material claim has been asserted and is pending by any Person challenging or questioning the use by the Parent or any of its Subsidiaries of any of the Intellectual Property or the validity or effectiveness of any of the Intellectual Property, and neither the Borrower nor the Parent knows of any valid basis for any such claim. The use of the Intellectual Property by the Parent and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, do not have or could not reasonably be expected to have a Material Adverse Effect.

     4.10 No Burdensome Restrictions.  No Requirement of Law or
Contractual Obligation of the Parent or any of its Subsidiaries has or could reasonably be expected to have a Material Adverse
Effect.

     4.11 Taxes. Each of the Parent and its Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of each of the Parent or any such Subsidiary, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the

Parent or such Subsidiary, as the case may be); no tax Lien (other than as permitted by a subsection 7.3(a)) has been filed, and, to the knowledge of each of the Borrower or the Parent, no claim which could reasonably be expected to result in such a Lien is being asserted, with respect to any such tax, fee or other charge.

     4.12 Federal Regulations. No part of the proceeds of any Revolving Credit Loans or any Swingline Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulations G, U and X of the Board of Governors of the Federal Reserve System. If requested by any Lender or the Administrative Agent, the Borrower and the Parent will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.

     4.13 ERISA.  (a)    Neither a Reportable Event nor an
"accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Single Employer Plan has complied in all material respects with the applicable provisions of ERISA and the Code.

     (b) No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen affecting the assets of the Parent, the Borrower or any Commonly Controlled
Entity, during such five-year period.

     (c) Based on the latest annual valuation report available prior to the date on which the representation is made or deemed made, the present value of all accrued benefits under each Single Employer Plan maintained by the Parent, the Borrower or any Commonly Controlled Entity did not exceed the value of the assets of such Plans allocable to such accrued benefits by more than $4,000,000 in the aggregate taking into account only those Single Employer Plans whose accrued benefits exceed such assets.

     (d) To the knowledge of the Parent, (i) neither the Parent, the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan except as previously satisfied or except as set forth in the Parent's financial statements delivered pursuant to subsection 4.1(b),
(ii) neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Multiemployer Plan and (iii) each Multiemployer Plan has complied in all material respects with the applicable provisions of ERISA and the Code.

     (e) Based on the latest information provided by the applicable Multiemployer Plan, prior to the date on which the representation is made or deemed made, neither the Parent, the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA in excess of $3,000,000 in the aggregate if the Parent, the Borrower or any such Commonly Controlled Entity were to withdraw completely from all such Multiemployer Plans.

     (f) To the knowledge of the Parent, the Borrower or any Commonly Controlled Entity, after due inquiry of the applicable
Multiemployer Plan, no such Multiemployer Plan is in Reorganization or Insolvent.

     (g) The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Parent, the Borrower and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(l) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allowable to such benefits by more than $7,000,000.

     (h) All benefit plans maintained outside the United States by the Parent, the Borrower or any Commonly Controlled Entity comply in all material respects with their terms and the applicable provisions of law and, based on the latest valuation report or other information available prior to the date on which the representation is made or deemed made, the present value of all accrued benefits did not exceed the value of the assets of such plans allocable to such accrued benefits.

     (i) Notwithstanding the foregoing representations made in this subsection 4.13, such representations will be deemed breached only to the extent that any such representations, either individually or in the aggregate, involves a liability which could reasonably be expected to have a Material Adverse Effect.

     4.14 Investment Company Act; Other Regulations. Neither the Borrower nor the Parent is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor the Parent is subject to regulation under any federal or state statute or regulation which limits its ability to incur Indebtedness.

     4.15 Subsidiaries. The Subsidiaries listed on Schedule 4.15 constitute all of the Subsidiaries of the Parent as of the date hereof.

     4.16 Purpose of the Revolver. (a) The proceeds of the Revolving Credit Loans and the Swingline Loans shall be used (i) for working capital and other general corporate purposes of the Borrower, the Parent and their Subsidiaries, (ii) for the repayment of Indebtedness under the Existing Credit Agreement and related fees and expenses, (iii) to fund an advance by the Borrower to the Parent under an Intercompany Note, which advance will be used by the Parent to repurchase and/or redeem the Class G Preferred Stock at or below $100.00 per share, plus accrued and unpaid dividends, and (iv) to pay fees and expenses related to the execution and delivery of this Agreement. Upon the repurchase and/or redemption of shares of Class G Preferred Stock, such shares shall be immediately retired.

     (b) Any proceeds of Revolving Credit Loans or Swingline Loans which are transferred, directly or indirectly, by the Borrower to the Parent or any of its Subsidiaries shall be advanced to the party ultimately receiving such funds, and to any intermediate party receiving such funds, under one or more Intercompany Notes issued by the ultimate recipient of such funds and by any such intermediate party.

     (c) Letters of Credit will be issued solely to support various financial and other performance obligations of the Parent and its Subsidiaries incurred in the ordinary course of business (including, without limitation, to support Existing Letters of Credit).

     4.17 Environmental Matters. (a) Except as set forth in that certain Environmental Matters Memorandum previously delivered by the Parent to each of the Lenders (the "Environmental Memorandum"), each of the Parent and its Subsidiaries has no liability under any, and is in compliance with all, Environmental Laws applicable to its business, the Real Property and any facilities and operations thereon, except where any such liability and/or the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) Except as set forth in the Environmental Memorandum, each of the Parent and its Subsidiaries possess all Permits currently required or necessary to conduct its business, except where the failure to obtain any such Permits would not have, individually or in the aggregate, a Material Adverse Effect (the "Required Permits"). Except as set forth in the Environmental Memorandum, each of the Parent and its Subsidiaries is in compliance with all terms and conditions of the Required Permits, including any financial assurance requirements thereof, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. The Required Permits are in full force and effect. To the knowledge of the Parent and the Borrower, there are no proceedings known or threatened that, in the reasonable belief of the Parent or the Borrower, could be expected to result in the termination or revocation of, or any material restrictions on, the Required Permits. There are no facts or circumstances known to the Parent or any of its Subsidiaries relating to any current failure, or possible future failure, on the part of the Parent or any of its Subsidiaries to meet the financial assurance requirements of any Required Permits, and such Required Permits will not be impaired as a result of the transactions contemplated hereby.

     (c) Except as set forth in the Environmental Memorandum, in the last five years prior to the date this representation is made or deemed made, neither the Parent nor any of its Subsidiaries has: (i) entered into or been subject to any outstanding consent decree, compliance order, or administrative order with respect to the Real Property or any facilities or operations thereon the future compliance with which would, individually or in the aggregate, have a Material Adverse Effect; or (ii) received any notice, complaint or claim from any Governmental Authority with respect to any Environmental Condition which, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect. With respect to each of these matters, each of the Parent and its Subsidiaries, as applicable, has taken all appropriate action consistent with all applicable Environmental Laws, except where the failure to take any such action would not, individually or in the aggregate, have a Material Adverse Effect.

     (d) Except as set forth in the Environmental Memorandum, each of the Parent, its Subsidiaries and its Affiliates has no knowledge of the Release, disposal, treatment, storage or presence of any Hazardous Material, except in compliance with applicable Environmental Law, at, in, on, under or about the Real Property that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

     (e) Except as set forth in the Environmental Memorandum, between September 1, 1990 and the date this representation is made or deemed made, neither the Parent nor any of its Subsidiaries has received any notice, complaint or claim from any Person that the Parent or any of its Subsidiaries and/or any Current Real Property is not in compliance in all respects with any applicable Environmental Laws, except where any such noncompliance could not reasonably be expected to have a Material Adverse Effect, relating to: (i) the maintenance of records of Hazardous Materials handled at each Current Real Property;
(ii) reporting, monitoring, inspections and compliance with the manifest system for tracking the movement of Hazardous Materials;
(iii) operating methods, techniques and practices for treating, storing and disposing of Hazardous Materials; (iv) the location, design and construction of the Current Real Property; (v) contingency plans for minimizing damage from Hazardous Materials treatment, storage or disposal activities; (vi) maintenance and operation of each Current Real Property, including qualifications with respect to ownership, continuity of operation, personnel training, financial responsibility and closure; or (vii) compliance with RCRA permit requirements, or any comparable requirements under state or local Environmental Laws.

     (f) Except as set forth in the Environmental Memorandum, there are no proceedings pending or, to the knowledge of the Parent or any of its Subsidiaries, threatened, in which the status, classification or method or manner of treatment, storage, handling or disposal or any materials or substances used in, or produced as a waste or by-product of, the operations of the Parent or any of its Subsidiaries, is subject to change, modification, amendment or revocation in any manner that could reasonably be expected to lead to a Material Adverse Effect.

     4.18 Collateral. (a) Except as otherwise provided for in subsection 6.9 with respect to Subsidiaries acquired after the Closing Date, (i) all of the shares of Capital Stock of each of the Parent's Subsidiaries (other than (A) the Capital Stock of Imsamet of Arizona, (B) not more than 35% of the Capital Stock of each Foreign Subsidiary and (C) until 60 days after the FINOVA Financing is terminated or any refinancing thereof permitted by the terms hereof is terminated, all the Capital Stock of IMS Funding), (ii) all Intercompany Notes issued to the Parent or any of its domestic Subsidiaries (other than Intercompany Notes issued to Imsamet of Arizona, III and IMS Funding) and (iii) all trade accounts receivable of the Parent and its domestic Subsidiaries (other than (A) trade accounts receivable of Imsamet of Arizona, III and IMS Funding and (B) trade accounts receivable to the extent excluded by the Borrower Security Agreement) are pledged to the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to a Pledge Agreement, a Security Agreement or a supplement thereto, as security for the Obligations.

     (b) The Administrative Agent, for the ratable benefit of the Secured Parties, will at all times have the Liens provided for in the Security Documents and, subject to the filing by the Administrative Agent of continuation statements to the extent required by the Uniform Commercial Code, the Security Documents will at all times constitute a valid and continuing Lien of record and first priority perfected security interest in all the Collateral referred to therein. No filings or recordings are required in order to perfect the security interests created under the Security Documents, except for filings or recordings that will either have been made or provided to the Administrative Agent for filing on or prior to the Closing Date.

     4.19 Agreements. (a) Each contract, or series of related contracts, providing 5% or more of the total annual revenues of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, (i) to which the Parent or any of its Subsidiaries is a party as of the Closing Date or (ii) by which it or any of its properties or assets are or may be bound as of the Closing Date, is listed on Schedule 4.19 (such contracts being referred to herein as the "Material Contracts").

     (b) As of the Closing Date, except as set forth on Schedule 4.19, (i) each Material Contract is in all material respects valid, binding and in full force and effect and is enforceable by the Parent or its Subsidiary which is a party thereto in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally; (ii) each of the Parent and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under the Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Parent or the Borrower, no other party to any of the Material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder; (iii) neither the Parent nor any of its Subsidiaries, nor, to the knowledge of the Parent or the Borrower, any other party to any Material Contract, has given notice of termination of, or taken any action inconsistent with the continuation of, any Material Contract; and (iv) none of such other parties has any presently exercisable right to terminate any Material Contract nor will any such other party have any right to terminate any Material Contract on account of the execution, delivery or performance of the Loan Documents or the consummation of the transactions contemplated hereby.

     4.20 No Material Misstatements. (a) No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Parent or any of its Subsidiaries to any Agent, any Lender or the Swingline Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will, at the time it is furnished, contain any material misstatement of fact or omitted, omits or will, at the time it is furnished, omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were, are or will be made, not misleading.

     (b) Copies of all material filings and other information that the Parent has been required to file with the SEC after December 31, 1993 and prior to the Closing Date, together in each case with all amendments thereto filed prior to the Closing Date (collectively, the "Filed SEC Documents"), have been delivered to the Administrative Agent. Except as reflected in any subsequent amendment or supplement to a Filed SEC Document, which amendment or supplement has been filed with the SEC prior to the Closing Date, no Filed SEC Document, including any financial statement contained therein, at the time it was filed, contained any misstatement of a material fact or omitted to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     4.21 Solvency. After giving effect to the consummation of the Refinancing, each of the Parent, the Borrower, IU International, IMSAMET and TDS will be Solvent. "Solvent" means, with respect to any Person, that (a) the sum of the assets of such Person, both at a fair valuation and at present fair saleable value, will exceed the liabilities of such Person, (b) such Person will have sufficient capital with which to conduct its business as presently conducted and as proposed to be conducted and (c) such Person has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature. For purposes of the foregoing definition, "debts" means any liabilities on claims, and "claim" means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. With respect to any contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances (including any maximum liability limitations set forth in any contingent liabilities consisting of guarantees (other than the Guarantees)) existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

     4.22 Transactions with Affiliates and Shareholders. Except for (i) agreements and arrangements among the Parent and its Wholly Owned Subsidiaries or among its Wholly Owned Subsidiaries,
(ii) Intercompany Notes issued to the Parent and its Wholly Owned Subsidiaries, (iii) agreements and arrangements set forth on
Schedule 4.22 and (iv) agreements and arrangements permitted by subsection 7.11, neither the Parent nor any of its Subsidiaries is a party to, and none of the properties and assets of the Parent or any of its Subsidiaries is subject to or bound by, any agreement or arrangement with, any Affiliate of the Parent or any of its Subsidiaries. Except for (i) transactions among the Parent and its Wholly Owned Subsidiaries or among its Wholly Owned Subsidiaries, (ii) Intercompany Notes issued to the Parent and its Wholly Owned Subsidiaries, (iii) transactions set forth on Schedule 4.22 and (iv) transactions permitted by subsection 7.11, neither the Parent nor any of its Subsidiaries is engaged in any transaction with any Affiliate of the Parent or of any of the Subsidiaries.

     4.23 Insurance. The Parent and its Subsidiaries maintain policies of fire and casualty, liability, business interruption and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are reasonable for the business and assets of the Parent and its Subsidiaries. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the date this representation is made or deemed made under comprehensive general liability and workmen's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. The activities and operations of the Parent and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

     4.24 Labor Relations. Neither the Parent nor any of its Subsidiaries is engaged in any unfair labor practice that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Parent or any of its Subsidiaries or, to the knowledge of the Parent or the Borrower, threatened against any of them, before the National Labor Relations Board,
(b) no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement pending against the Parent or any of its Subsidiaries or, to the knowledge of the Parent or the Borrower, threatened against any of them, (c) no strike, labor dispute, slowdown or stoppage pending against the Parent or any of its Subsidiaries or, to the knowledge of the Parent or the Borrower, threatened against the Parent or any of its Subsidiaries, (d) to the knowledge of the Parent or the Borrower, no union representation question existing with respect to the employees of the Parent or any of its Subsidiaries and (e) to the knowledge of the Parent or the Borrower, no union organizing activities are taking place, except (with respect to any matter specified in clauses (a) through (e) above) such as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                     SECTION 5.  CONDITIONS PRECEDENT

     5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial Extension of Credit requested to be made by it is subject to the satisfaction, immediately prior to or concurrently with the making of such Extension of Credit on the Closing Date, of the following conditions precedent:

          (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower and of the Parent, with a counterpart for each Lender, (ii) for the account of each Lender, a Revolving Credit Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower, (iii) for the account of the Swingline Lender, a Swingline Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower, (iv) each of the Pledge Agreements, each executed and delivered by a duly authorized officer of each party thereto, with a counterpart or a conformed copy for each Lender, (v) each of the Guarantees, each executed and delivered by a duly authorized officer of each party thereto, with a counterpart or a conformed copy for each Lender, (vi) each of the Security Agreements, each executed and delivered by a duly authorized officer of each party thereto, with a counterpart or a conformed copy for each Lender and (vii) the Subordination Agreement, executed and delivered by a duly authorized officer of each party thereto, with a counterpart or a conformed copy for each Lender.

          (b) Related Agreements. The Administrative Agent shall have received, with a copy for each Lender, true and correct copies, certified as to authenticity by a Responsible Officer of the Parent, of (i) the Indenture and

     (ii) such other documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any other debt instrument, security agreement or other material contract to which the Borrower or the Parent or its or their Subsidiaries may be a party.

          (c) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing of the Parent and the Borrower, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer of the Parent and the Borrower.

          (d) Corporate Proceedings of the Borrower. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Borrower Security Documents, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

          (e) Corporate Proceedings of the Parent. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of the Parent authorizing (i) the execution, delivery and performance of this Agreement, (ii) the execution, delivery and performance of the other Loan Documents to which it is a party and (iii) the granting by it of the Liens created pursuant to the Parent Security Documents, certified by the Secretary or an Assistant Secretary of the Parent as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

          (f) Corporate Proceedings of Other Loan Parties. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors (or an authorized committee thereof) of each Loan Party (other than the Borrower and the Parent) authorizing (i) the execution, delivery and performance of the Loan Documents to which it is a party and (ii) the granting by it of the Liens created pursuant to the Security Documents to which it is a party, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

          (g)  Borrower Incumbency Certificate.  The
     Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower, dated the

     Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

          (h) Parent Incumbency Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Parent, dated the Closing Date, as to the incumbency and signature of the officers of the Parent executing any Loan Document satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Parent.

          (i) Other Loan Parties Incumbency Certificates. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party (other than the Borrower and the Parent), dated the Closing Date, as to the incumbency and signature of the officers of such other Loan Party executing any Loan Document, satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of each such Loan Party.

          (j) Corporate Documents. The Administrative Agent shall have received, with a counterpart for each Lender, true and complete copies of the certificate of incorporation and by-laws of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of each such Loan Party, and long-form good standing certificates, dated reasonably near the Closing Date, for each Loan Party from the Secretary of State of such Loan Party's jurisdiction of organization and of each jurisdiction in which such Loan Party is qualified to do business, except where the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (k) Fees. The Agents shall have received the fees and reimbursement of expenses (for which the Parent has received invoices) provided in that certain fee letter, dated October
     23, 1995, among the Parent and the Agents (the "Fee
     Letter").

          (l) Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, the following executed legal opinions:

               (i) the executed legal opinion of special counsel to the Borrower, the Parent and the other Loan Parties, substantially in the form of Exhibit H-1; and

               (ii) the executed legal opinion of general counsel of each of the Borrower and the Parent, substantially in the forms of Exhibit H-2 and Exhibit H-3, respectively.

          (m)  Pledged Stock; Stock Powers; Pledged Notes.  The
     Administrative Agent shall have received the certificates representing the shares pledged pursuant to each of the

     Pledge Agreements, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and the Intercompany Notes pledged pursuant to the Pledge Agreements, each endorsed in blank by a duly authorized officer of the pledgor thereof.

          (n) Acknowledgement and Consent. The Administrative Agent shall have received from each issuer referred to in the Pledge Agreements an executed acknowledgement and consent which in each case shall be substantially in the form of Annex I to each Pledge Agreement.

          (o) Actions to Perfect Liens. The Administrative Agent shall have received (i) a duly completed and executed Perfection Certificate and (ii) either (A) evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1, necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents (other than any Lien on Excluded Notes (as defined in the Pledge Agreements)) shall have been completed or (B) the Administrative Agent shall have in its possession all such documentation (including duly executed financing statements on Form UCC-1) necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents (other than any Lien on Excluded Notes).

          (p) Discharge of Indebtedness under Existing Credit Agreement. The Administrative Agent shall have received evidence satisfactory to it that (i) all Indebtedness and other obligations owing by the Parent and any of its Subsidiaries under the Existing Credit Agreement and related documents have been satisfied in full or otherwise satisfactorily provided for, (ii) all letters of credit (other than any Existing Letter of Credit supported by a Letter of Credit) and other contingent obligations of such parties in connection with the Existing Credit Agreement shall have been terminated, (iii) all Liens securing obligations under the Existing Credit Agreement shall have been released, and (iv) the Existing Credit Agreement and the Existing Security Documents shall have been terminated and have no further force and effect other than any provisions thereof which by their terms expressly survive the term of the Existing Credit Agreement or any such Existing Security Document, as the case may be.

          (q) Insurance. The Administrative Agent shall have received evidence in form and substance satisfactory to it that all of the requirements of subsection 6.5 shall have been satisfied.

          (r) Financial Information. The Lenders shall have received the consolidated financial statements of the Parent and the Borrower for the fiscal years 1992, 1993 and 1994, including balance sheets, income statements and cash flow statements audited by independent public accountants of recognized national standing and prepared in conformity with GAAP (except that the Borrower's investments in Neoax Investment Corp. and Conversion Systems, Inc. have been recorded using the equity method of accounting instead of being recorded on a consolidated basis), interim quarterly financial statements for 1994 and 1995, the 1995 budget of the Parent and the Borrower, the EnviroSource Financial Model included in the Financial Statement Supplement to Confidential Information Memorandum dated November, 1995, and any material filings by the Parent with the SEC during the last 12 months prior to the Closing Date.

          (s) Consents. The Parent and its Subsidiaries shall have received all governmental, shareholder and third party consents and approvals necessary or, in the opinion of the Agents, reasonably desirable in connection with the termination of the Existing Credit Agreement and the establishment of this Agreement.

          (t) Working Capital. The Agents shall be satisfied that the amount of committed financing available to the Parent and its Subsidiaries, including the Borrower, shall be sufficient to meet their ongoing seasonal financing needs after giving effect to the Refinancing, including the repurchase and/or redemption of the Class G Preferred Stock.

          (u) Solvency. The Lenders shall have received a solvency certificate in form and substance satisfactory to the Lenders, or other evidence satisfactory to the Lenders, as to the solvency, after giving effect to the Refinancing, including the repurchase and/or redemption of the Class G Preferred Stock, of each of the Parent, the Borrower, IU International, IMSAMET and TDS.

          (v) Environmental Review. The Lenders shall have received a copy of the Environmental Memorandum, the contents of which shall be satisfactory in all respects to the Lenders.

          (w) Compliance Certificate. The Lenders shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of each of the Parent and the Borrower, and confirming compliance with the conditions precedent set forth in paragraphs (p), (s) and (t) of this subsection 5.1 and in paragraphs (c), (d) and (e) of subsection 5.2.

          (x) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

     5.2 Conditions to Each Extension of Credit. The agreement of each Lender and the Swingline Lender, as the case may be, to make any Extension of Credit requested to be made by it on any date (including, without limitation, its initial Extension of Credit) is subject to the satisfaction of the following conditions precedent:

          (a) Notice. In the case of any Revolving Credit Loan requested by the Borrower or any Letter of Credit, the Administrative Agent shall have received a Notice of Borrowing as required by subsection 2.3(a) or an Application requesting the issuance of a Letter of Credit as required by subsection 3.2, as applicable.

          (b) Swingline Notice. In the case of any Swingline Loan requested by the Borrower or any Revolving Credit Loan requested by the Swingline Lender, the Swingline Lender shall have received the notice from the Borrower, or the Lenders shall have received the request from the Swingline Lender, required by subsection 2.3(b), as applicable.

          (c) Credit Limits. At the time of and immediately after such Extension of Credit, the outstanding principal amount of Revolving Credit Loans, Swingline Obligations and L/C Obligations will not exceed the limitations set forth in subsections 2.1 and 3.1(a).

          (d) Representations and Warranties. Each of the representations and warranties (including, without limitation, the representations with respect to the absence of material adverse change and litigation) made by the Borrower, the Parent and the other Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date except for any representation and warranty which is expressly made as of an earlier date, which representation and warranty shall have been true and correct in all material respects as of such earlier date.

          (e) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Revolving Credit Loans, the Swingline Loans or Letters of Credit requested to be made or issued on such date.

Each borrowing by the Borrower of a Revolving Credit Loan or Swingline Loan and each request for a Letter of Credit issued on behalf of the Borrower (or the Parent in the case of Letters of Credit issued for its account) hereunder shall constitute a representation and warranty by the Parent and the Borrower as of the Borrowing Date relating to such Extension of Credit that the conditions contained in paragraphs (c), (d) and (e) of this subsection 5.2 have been satisfied and, to the extent applicable, that the information supplied pursuant to paragraphs (a) and (b) of this subsection 5.2 is true and correct.

                     SECTION 6.  AFFIRMATIVE COVENANTS

     The Parent hereby agrees that, so long as the Revolving Credit Commitments remain in effect, the Swingline Commitment remains in effect, any Revolving Credit Note, the Swingline Note or any Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender, the Swingline Lender or any Agent hereunder, the Parent shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

     6.1  Financial Statements.  Furnish to each Lender:

          (a) as soon as available, but in any event within the later of 90 days after the end of each fiscal year of the Parent or three Business Days after the date of their being filed with the SEC, a copy of the consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, of stockholders' equity and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit (except any qualification arising because the Termination Date is within a year from the end of such fiscal year), by independent certified public accountants of nationally recognized standing;

          (b) as soon as available, but in any event within 10 Business Days after the delivery of the financial statements described in paragraph (a) above, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of each fiscal year of the Borrower and the related consolidated statements of operations, of stockholder's equity and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit (except any qualification arising (i) because the Borrower's investment in Neoax Investment Corp. is recorded using the equity method of accounting instead of being recorded on a consolidated basis or (ii) because the Termination Date is within a year from the end of such fiscal year), by independent certified public accountants of nationally recognized standing;

          (c) as soon as available, but in any event within 10 Business Days after delivery of the financial statements described in paragraph (a) above, the corresponding consolidating balance sheet as at the end of such year and the related consolidating statements of operations, of retained earnings and of cash flows for such year, all showing separately (i) the Borrower and its Subsidiaries,
     (ii) the Imsamet Group, (iii) TDS and its Subsidiaries and
     (iv) any other material operating Subsidiary of the Parent, certified by a Responsible Officer of the Parent as being fairly stated in all material respects when considered in relation to the consolidated financial statements of the Parent and its consolidated Subsidiaries for such fiscal year, taken as a whole;

          (d) as soon as available, but in any event within the later of 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent or three Business Days after the date of their being filed with the SEC, the unaudited consolidated condensed balance sheet of the Parent and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated condensed statements of operations for such quarter and the portion of the fiscal year through such date and of cash flows for the portion of the fiscal year through such date, setting forth in the statements of operations and of cash flows in comparative form the corresponding figures for the previous year, certified by a Responsible Officer of the Parent (subject to normal year-end audit adjustments); and

          (e) as soon as available, but in any event within 10 Business Days after delivery of the financial statements described in paragraph (d) above, the corresponding consolidating balance sheet as at the end of such quarter and the related consolidating statements of operations, of retained earnings and of cash flows for the portion of the fiscal year through such date, all showing separately the entities described in clauses (i) through (iv) of paragraph
     (c) above, certified by a Responsible Officer of the Parent as being fairly stated in all material respects when considered in relation to the consolidated financial statements of the Parent for such quarter taken as a whole.

All such financial statements are to be complete and correct in all material respects and are to be prepared in reasonable detail and in accordance with GAAP (except with respect to the completeness of the notes and the classification of intercompany items with respect to any such consolidating or interim statements) applied consistently throughout the periods reflected therein (except as approved by such accountants or Responsible Officer, as the case may be, and disclosed therein).

     6.2  Certificates; Other Information.  Furnish to each
Lender:

          (a) concurrently with the delivery of the financial statements referred to in subsections 6.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that, except as specified in such letter, in connection with their audit nothing came to their attention that caused them to believe that the Parent failed to comply with the terms, covenants, provisions or conditions of subsections 7.1, 7.2 (except for subsection 7.2(h)), 7.6, 7.7, 7.8, 7.9, 7.10, 7.12, 7.15,
     8(a), 8(f)(i) and 8(m) of this Agreement;

          (b) concurrently with the delivery of the financial statements referred to in subsections 6.1(a), 6.1(b) and 6.1(d), a certificate of a Responsible Officer of the Parent in substantially the form of Exhibit I (i) stating that, to the knowledge of such officer, each of the Loan Parties during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and in the Revolving Credit Notes, the Swingline Note and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) showing in detail the calculations supporting such statement in respect of subsections 7.1 and 7.8 and (iii) stating that such officer has obtained no knowledge of any default or event of default under the Indenture and showing in detail the calculations supporting such statement in respect of Section 4.11 of the Indenture;

          (c) (i) not later than 30 days following the end of each fiscal year of the Parent, a copy of the budget showing the consolidated financial statements of the Parent and its Subsidiaries and the consolidated operating budgets and cash flow budgets of the Borrower and its Subsidiaries, the Imsamet Group and TDS and its Subsidiaries for the next succeeding fiscal year, prepared on a quarterly basis, each such budget to be prepared consistent with past practice and to be accompanied by a certificate of a Responsible Officer of the Parent to the effect that such budget has been prepared on the basis of sound financial planning practice and that such officer has no reason to believe it is incorrect or misleading in any material respect, and
     (ii) promptly, copies of any formal longer term projections prepared in the ordinary course of business;

          (d) within five days after the same are sent, copies of all publicly available financial statements and reports which the Parent or any of its Subsidiaries sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Parent or any of its Subsidiaries may make to, or file with, the SEC or any successor or analogous Governmental Authority;

          (e) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and 6.1(d), a certificate of a Responsible Officer of the Parent showing in detail the computations necessary to determine the Applicable Margins;

          (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request; and

          (g) promptly, copies of any tax sharing arrangement entered into by the Parent or any of its Subsidiaries.

     6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the failure to do so could not, in the aggregate, be reasonably expected to have a Material Adverse Effect or where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent or its Subsidiaries, as the case may be.

     6.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 7.5; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

     6.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

     6.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Parent and its Subsidiaries with officers and employees of the Parent and its Subsidiaries and with its independent certified public accountants.

     6.7  Notices.  Promptly give notice to the Administrative
Agent, each Lender and the Swingline Lender of:

          (a)  the occurrence of any Default or Event of Default;

          (b) any (i) event of default under the Indenture, (ii) default or event of default under any other Contractual Obligation of the Parent or any of its Subsidiaries or (iii) litigation, investigation or proceeding which may exist at any time between the Parent or any of its Subsidiaries and any Governmental Authority, which in any case referred to in clause (ii) or (iii) could reasonably be expected to have a Material Adverse Effect;

          (c) the initiation or any material escalation of any litigation, proceeding, claim or assessment affecting the Parent or any of its Subsidiaries in which the aggregate amount involved could reasonably be expected to exceed $5,000,000 and is not covered by insurance or in which material injunctive or similar relief is sought;

          (d) the following events, as soon as possible and in any event within 30 days after the Parent or the Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan where such failure could reasonably be expected to have a Material Adverse Effect, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC, the Parent, the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

          (e)  any Environmental Notices;

          (f) any material settlement payment made by the Parent or any of its Subsidiaries, whether or not related to a Plan; and

          (g) any development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection 6.7 shall be accompanied by a statement of a Responsible Officer of the Parent setting forth details of the occurrence referred to therein and stating what action the Parent or any of its Subsidiaries, as the case may be, proposes to take with respect thereto.

     6.8 Environmental Matters. (a) Subject to the right to contest in good faith the validity or application of any such Environmental Laws, comply and cause all its activities on the Current Real Property to comply with any and all Environmental Laws except where the failure to comply could not reasonably be expected to have a Material Adverse Effect; subject to the right to contest in good faith or seek contribution, take prompt action to remedy or remediate, whether or not under order or agreement to do so, any Release of Hazardous Materials, except in compliance with applicable Environmental Law or a Permit, at, on, under or from any Real Property and pay immediately when due the costs of any such compliance and remediation, unless failure to do so in any such case shall not have or could not reasonably be expected to have a Material Adverse Effect;

     (b) handle and dispose of all Hazardous Materials in compliance with all Environmental Laws unless failure to do so in any such case shall not have or could not reasonably be expected to have a Material Adverse Effect;

     (c) maintain and timely seek to renew all Required Permits in connection with the operation and maintenance of any Current Real Property except where the failure to so maintain and timely renew could not reasonably be expected to have a Material Adverse Effect; and

     (d) defend, indemnify and hold the Agents and the Lenders (collectively, the "Indemnified Parties") harmless from and against all liabilities, penalties, losses, costs, damages, claims, causes of action and expenses, including, without limitation (i) consequential, punitive and exemplary damages and injunctive or similar relief, (ii) reasonable attorneys' fees and disbursements of expert witnesses, consultants, advisers and other Persons employed or engaged by or on behalf of the Agents, the Lenders and the Swingline Lender in connection with any claim or response or other matter which is the subject of this indemnity and (iii) necessary costs and expenses incurred in connection with any remediation, whether or not under order or agreement, of any Release of Hazardous Materials on, under or about the Real Property or any part thereof which the Agents, the Lenders or the Swingline Lender may suffer or sustain by reason of or arising from or in connection with (but excluding any claims arising out of the gross negligence or willful misconduct of an Indemnified Party):

          (1) the imposition or recording of a Lien relating to Environmental Laws against the Real Property or any part thereof by any Governmental Authority;

          (2) any representation or warranty in subsection 4.17 being incomplete or untrue or incorrect or misleading in any material respect on or as of the date the same is made or deemed made;

          (3) any breach or failure of performance by the Parent of any covenant contained in this subsection 6.8 or subsection 7.19;

          (4) claims, including, without limitation, any claim for consequential, punitive or exemplary damages or injunctive or similar relief, of any Person with respect to violations or alleged violations of Environmental Laws relating to the Current Real Property or any part thereof or any interest therein or any operation or activity conducted thereon;

          (5) any Environmental Notice and any claims alleged or asserted therein; and

          (6) costs and expenses incurred by the Parent or any of its Subsidiaries in connection with (A) removal of any Lien of the kind described in clause (1) of this paragraph;
     (B) any remedy or remediation, whether or not under order or agreement, for the occurrence or presence of or exposure to or alleged or possible or threatened occurrence or presence of or exposure to Hazardous Materials; (C) compliance, whether or not under order or agreement, with any Environmental Laws; and (D) satisfaction or settlement of any claims alleged or asserted in any Environmental Notice.

The obligations and indemnification in this paragraph shall survive payment and performance of the Obligations and release of any Lien in favor of the Agents, the Lenders and the Swingline Lender, shall be without limitation of time and shall be binding upon the Parent's and the Borrower's successors and assigns.

     6.9  Acquired Subsidiaries; Further Security and Guarantees.
(a) In the event that the Parent or any of its Subsidiaries shall either form a Subsidiary or acquire any Subsidiary from any third party as permitted by the other provisions of this Agreement,
(i) 100% of the outstanding Capital Stock of any such new domestic Subsidiary and 65% of the outstanding Capital Stock of any such new Foreign Subsidiary shall be pledged, (ii) to the extent not prohibited by any Contractual Obligation evidencing Indebtedness of such acquired Subsidiary permitted under subsection 7.2(h) hereof, any such new domestic Subsidiary shall guarantee the Revolver, grant a first priority security interest in all its accounts receivable and a first priority pledge of all Intercompany Notes issued to it, (iii) to the extent not prohibited by any Contractual Obligation evidencing Indebtedness of such acquired Subsidiary permitted under subsection 7.2(h) hereof, any such new domestic Subsidiary shall grant a first priority pledge of 100% of the outstanding Capital Stock of any of its domestic Subsidiaries and 65% of the outstanding Capital Stock of any of its Foreign Subsidiaries and (iv) any such new Subsidiary shall become a party to the Subordination Agreement. Each such pledge and grant shall be in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, and shall secure the Obligations. Each such pledge, grant and guarantee shall be evidenced by an appropriate pledge agreement, security agreement or guarantee, substantially in the form of a Pledge Agreement, Security Agreement or Guarantee, as the case may be (or a supplement thereto), or another form acceptable to the Administrative Agent.

     (b) Within 60 days after the termination of the FINOVA Financing, or any refinancing thereof permitted by the terms hereof, (i) all the Capital Stock of IMS Funding shall be pledged, (ii) IMS Funding shall pledge all Intercompany Notes issued to it and grant a security interest in all its accounts receivable and (iii) IMS Funding shall guarantee the Revolver. Each such pledge and grant shall be in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, and shall secure the Obligations. Such pledge and grant shall not be subject to any prior Liens. Each such pledge, grant and guarantee shall be evidenced by an appropriate pledge agreement, security agreement or guarantee, substantially in the form of a Pledge Agreement, Security Agreement or Guarantee, as the case may be (or a supplement thereto), or another form acceptable to the Administrative Agent.

     (c) Within 60 days after the earlier of (i) June 30, 1996 and (ii) the repayment of Indebtedness owing from III to West One Bank Idaho, N.A., the Parent will cause III to guarantee the Revolver, pledge all Intercompany Notes issued to it and grant a security interest in its accounts receivable to the Administrative Agent, for the ratable benefit of the Secured Parties. Such pledge and grant shall not be subject to any prior Liens. Such pledge, grant and guarantee shall be evidenced by an appropriate pledge agreement, security agreement or guarantee, substantially in the form of a Pledge Agreement, Security Agreement or Guarantee, as the case may be (or a supplement thereto), or another form acceptable to the Administrative Agent.

     6.10 Independent Corporate Existence. (a) The Parent shall maintain books, records and accounts that are separate from the books, records and accounts of its Subsidiaries such that:
(i) the revenues of the Parent will be credited only to the accounts of the Parent; (ii) all expenses incurred by the Parent shall be paid only from the accounts of the Parent; (iii) only officers and employees of the Parent in their capacity as such shall have the authority to make disbursements with respect to the accounts of the Parent; and (iv) there shall occur no sharing of accounts or funds between the Parent, on the one hand, and any of its Subsidiaries, on the other hand, which are not properly accounted for on the books and records of the Parent and its Subsidiaries.

     (b) The Parent shall not make any representation to its creditors that is inconsistent with the fact that the Parent is a separate corporate entity and the assets of the Parent's
Subsidiaries are available first and foremost to satisfy the claims of the creditors of such Subsidiaries.

     (c) All full-time employees, consultants and agents of the Parent shall be compensated directly from the bank accounts of the Parent for services provided by such employees, consultants and agents and, to the extent any employee, consultant or agent is also an employee, consultant or agent of any of the Parent's Subsidiaries, the compensation of such employee, consultant or agent shall be allocated among the Parent, on the one hand, and such Subsidiary, on the other hand, on a basis which reasonably reflects the services rendered to the Parent.

                      SECTION 7.  NEGATIVE COVENANTS

     The Parent hereby agrees that, so long as the Revolving Credit Commitments remain in effect, the Swingline Commitment remains in effect, any Revolving Credit Note, the Swingline Note, or any Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender, the Swingline Lender or any Agent hereunder, the Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

     7.1  Financial Condition Covenants.

          (a) Interest Coverage. Permit the ratio of (i) EBITDA for the Reference Period with respect to the last day of any fiscal quarter of the Parent referred to below to
     (ii) Consolidated Interest Expense for such Reference Period to be less than the ratio set forth below opposite such fiscal quarter:

         Fiscal Quarter                              Ratio

     Fiscal quarters from and including fourth
     quarter of fiscal 1995 through and including
     third quarter of fiscal 1996                   2.35:1.00

     Fiscal quarters from and including fourth
     quarter of fiscal 1996 through and including
     third quarter of fiscal 1997                   2.45:1.00

     Fiscal quarters from and including fourth
     quarter of fiscal 1997 through and including
     third quarter of fiscal 1998                   2.60:1.00

     Fourth quarter of fiscal 1998 and all fiscal
     quarters thereafter                            3.00:1.00

          (b) Debt to EBITDA Ratio of the Borrower. Permit the ratio of (i) Consolidated Total Borrower Debt as of the last day of any fiscal quarter of the Borrower referred to below to (ii) EBITDA of the Borrower for the Reference Period with respect to such day to be more than the ratio set forth below opposite such fiscal quarter:

           Fiscal Quarter                              Ratio

     Fiscal quarters from and including fourth
     quarter of fiscal 1995 through and including
     third quarter of fiscal 1997                     2.00:1.00

     Fourth quarter of fiscal 1997 and all fiscal
     quarters thereafter                              1.75:1.00

     For purposes of this subsection 7.1(b) only, EBITDA of the Borrower shall consist of (i) operating income of the Borrower for such period, determined in accordance with the requirements set forth in subsection 6.1 for the audited financial statements of the Borrower, plus (ii) depreciation and amortization expense included in determining such operating income, less (or plus) (iii) any aggregate net gain (or any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets (such term to include, whether tangible or intangible, all property, plant and equipment, all inventory sold in conjunction with dispositions of property, plant and equipment and all securities except Cash Equivalents).

          (c) Debt Service Coverage. Permit the ratio of (i) EBITDA for the Reference Period with respect to the last day of any fiscal quarter of the Parent referred to below, plus any income tax refunds received by the Parent and its Subsidiaries during such Reference Period, plus (without duplication) IU Cash Inflows received by the Parent and its Subsidiaries during such Reference Period, less (without duplication) IU Cash Outflows from the Parent and its Subsidiaries during such Reference Period, less Cash Taxes for such Reference Period, less (without duplication) Landfill Permit Expenditures during such Reference Period, less Closure Trust Fund Payments during such Reference Period to (ii) Consolidated Interest Expense for such Reference Period, plus scheduled principal payments under Indebtedness of the Parent and its Subsidiaries for such Reference Period to be less than the ratio set forth below opposite such fiscal quarter:

           Fiscal Quarter                                 Ratio

     Fiscal quarters from and including fourth
     quarter of fiscal 1995 through and including
     third quarter of fiscal 1996                        1.35:1.00

     Fiscal quarters from and including fourth
     quarter of fiscal 1996 through and including
     third quarter of fiscal 1997                        1.80:1.00

     Fiscal quarters from and including fourth
     quarter of fiscal 1997 through and including
     third quarter of fiscal 1998                        2.05:1.00

     Fiscal quarters from and including fourth
     quarter of fiscal 1998 through and including
     third quarter of fiscal 1999                        2.45:1.00

     Fourth quarter of fiscal 1999 and all fiscal
     quarters thereafter                                 2.50:1.00

          (d) Debt to EBITDA Ratio. Permit the ratio of (i) Consolidated Total Debt as of the last day of any fiscal quarter of the Parent referred to below to (ii) EBITDA for the Reference Period with respect to such day to be more than the ratio set forth below opposite such fiscal quarter:

           Fiscal Quarter                                Ratio

     Fiscal quarters from and including fourth
     quarter of fiscal 1995 through and including
     third quarter of fiscal 1996                       4.75:1.00

     Fiscal quarters from and including fourth
     quarter of fiscal 1996 through and including
     third quarter of fiscal 1997                       4.35:1.00

     Fiscal quarters from and including fourth
     quarter of fiscal 1997 through and including
     third quarter of fiscal 1998                       4.00:1.00

     Fiscal quarters from and including fourth
     quarter of fiscal 1998 through and including
     third quarter of fiscal 1999                       3.75:1.00

     Fourth quarter of fiscal 1999 and all fiscal
     quarters thereafter                                3.50:1.00

          (e)  Rental Expense.  Permit Consolidated Rental
     Expense for any fiscal year of the Parent to be greater than $12,000,000 for fiscal 1995, $13,000,000 for fiscal 1996 and
     $14,000,000 for fiscal 1997 and all fiscal years thereafter.

     7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or Disqualified Capital Stock, except:

          (a)  Indebtedness in respect of the Revolving Credit
     Loans, the Swingline Loans, the Revolving Credit Notes, the
     Swingline Note, the Letters of Credit and other obligations of the Loan Parties under any Loan Document;

          (b) Intercompany Indebtedness of Restricted Companies owed to any other Restricted Company; provided that (i) all such Intercompany Indebtedness is evidenced by Intercompany Notes listed on Schedule 7.2(b) or arising hereafter which are pledged to the Administrative Agent for the ratable benefit of the Secured Parties, pursuant to the terms of appropriate Pledge Agreements or supplements thereto, and
     (ii) all such Intercompany Indebtedness is covered by the Subordination Agreement;

          (c) Intercompany Indebtedness of Unrestricted Companies owed to any Restricted Company; provided that
     (i) the aggregate principal amount thereof shall not exceed $10,000,000 at any time outstanding, (ii) all such Intercompany Indebtedness is evidenced by Intercompany Notes listed on Schedule 7.2(b) or arising hereafter which are pledged to the Administrative Agent for the ratable benefit of the Secured Parties, pursuant to the terms of appropriate Pledge Agreements or supplements thereto and (iii) all such Intercompany Indebtedness is covered by the Subordination Agreement;

          (d)  Intercompany Indebtedness of any Unrestricted
     Company owed to any other Unrestricted Company and Intercompany Indebtedness of any Restricted Company owed to any Unrestricted Company;

          (e) Indebtedness (other than as evidenced by the Intercompany Notes) and Disqualified Capital Stock outstanding on the Closing Date and set forth on Schedule
     7.2(e);

          (f) Indebtedness of Imsamet of Arizona to third parties (other than any of its Affiliates) in an aggregate principal amount at any time outstanding not to exceed
     $3,000,000;

          (g) Interest Rate Agreements having an aggregate notional amount at any one time outstanding not to exceed $100,000,000 entered into in connection with the management of the Parent's consolidated exposure to interest rate risk;

          (h) Indebtedness of a Person which becomes a Subsidiary of the Parent or any of its Subsidiaries after the date hereof; provided that (i) such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation thereof, (ii) prior to such Person becoming a Subsidiary (A) the Parent shall have furnished to the Administrative Agent a certificate to the effect that immediately after giving effect to the acquisition of such Person (on a pro forma basis as if it had occurred on the first day of the applicable Reference Period for purposes of the financial covenants set forth herein), no Default or Event of Default shall have occurred and be continuing and
     (B) the Parent shall have prepared and furnished to the Administrative Agent, together with the certificate referred to in clause (A) hereof, pro forma financial statements demonstrating to the satisfaction of the Administrative Agent that none of the financial covenants in subsection 7.1 will be violated after giving pro forma effect to such proposed acquisition and (iii) the aggregate principal amount of all such Indebtedness at any time outstanding shall not exceed $5,000,000;

          (i) Indebtedness of the Parent or IU International (i) incurred as insurance premium financing in an aggregate amount (including any such Indebtedness set forth on Schedule 7.2(e)) at any time outstanding not to exceed $3,000,000 and (ii) representing reimbursement obligations for retentions under self-insurance programs;

          (j)  refinancings, renewals or extensions of
     Indebtedness permitted by subsection 7.2(e) or 7.2(h) in an amount not greater than the amount required to refinance the Indebtedness so refinanced; provided that any refinancing of the Senior Notes shall (i) not mature or require any amortization prior to the first anniversary of the Termination Date, (ii) be incurred only by the Parent and be no less structurally subordinate to the Indebtedness evidenced hereby and by the Revolving Credit Notes and the Swingline Note than the Senior Notes, (iii) not have a higher interest rate than the Senior Notes, (iv) not be subject to prepayment earlier than the Senior Notes, (v) not be secured and (vi) not be guaranteed; and

          (k) other Indebtedness in an aggregate principal amount not to exceed $5,000,000 outstanding at any time.

     7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

          (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Parent or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

          (b)  carriers', warehousemen's, mechanics',
     materialmen's, repairmen's, landlords', or other like Liens arising in the ordinary course of business and not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings in a manner which will not jeopardize or diminish the interest of the Administrative Agent in any of the Collateral;

          (c) Liens or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

          (d) Liens or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases (other than Capital Leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e) easements, rights-of-way, restrictions and other similar encumbrances now existing or hereafter incurred in the ordinary course of business or which are reflected on a financing statement the Indebtedness in respect of which is no longer outstanding which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Parent or such Subsidiary;

          (f)  Liens created pursuant to any of the Security
     Documents;

          (g) Liens in existence on the Closing Date, to the extent set forth on Schedule 7.3(g); provided that no such Lien is spread to cover any additional property (other than accretions thereto) after the Closing Date;

          (h) Liens on unearned premiums and loss payments on insurance policies securing Indebtedness permitted by subsection 7.2(i);

          (i)  Liens securing Indebtedness (other than
     refinancings, renewals and extensions of the Senior Notes) permitted by subsection 7.2(j) to the extent such Liens relate solely to assets (or, in the case of "floating Liens" on assets such as inventory and receivables, to the extent such "floating Liens" relate to assets of the same type and scope as those assets, if any, encumbered to secure the Indebtedness being refinanced) which immediately prior to such refinancing, renewal or extension were encumbered to secure the Indebtedness being refinanced, renewed or extended;

          (j) Liens on the property or assets of a Person which becomes a Subsidiary after the date hereof securing Indebtedness permitted by subsection 7.2(h); provided that
     (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof,
     (ii) any such Lien is not spread to cover any property or assets of such Person after the time such Person becomes a Subsidiary and (iii) the amount of Indebtedness secured thereby (other than accrued interest) is not increased;

          (k) Liens securing Indebtedness permitted by subsection 7.2(f); and

          (l) other Liens securing Indebtedness permitted by subsection 7.2(k).

     7.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except:

          (a) Guarantee Obligations of any Loan Party of obligations under any Loan Document and any Interest Rate
     Agreement permitted by subsection 7.2(g);

          (b) Guarantee Obligations (including, without limitation, the posting and guaranteeing of surety and other like bonds) of any Restricted Company in connection with Contractual Obligations (other than Indebtedness) incurred in the ordinary course of business of themselves or any of their respective direct or indirect Subsidiaries and consistent with past practice;

          (c) Guarantee Obligations of the Parent incurred in connection with dispositions of assets of the Parent or any of its Subsidiaries in an aggregate amount not to exceed at any one time outstanding $2,000,000;

          (d) guarantees made or issued by the Parent or any of its Subsidiaries of Indebtedness permitted by subsections 7.2(f), (h), (i), (j) (provided that any refinancing, renewal or extension of the Senior Notes shall not be permitted to be guaranteed) and (k);

          (e) Guarantee Obligations in existence on the date hereof, to the extent set forth on Schedule 7.4(e); provided that any individual Guarantee Obligation under $500,000 need not be listed on Schedule 7.4(e) so long as the aggregate amount of all Guarantee Obligations (other than Guarantee Obligations otherwise permitted under this subsection 7.4) not listed on Schedule 7.4(e) shall not exceed $3,000,000;

          (f) Guarantee Obligations in existence on the date hereof relating to Indebtedness set forth on Schedule
     7.2(e); and

          (g) Guarantee Obligations relating to Indebtedness and other obligations of SALTS not to exceed $500,000 outstanding at any one time.

     7.5 Limitation on Fundamental Changes. Enter into any transaction to acquire a business or a business unit as a going concern or merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of the property, business or assets of the Borrower, of IU International or of the Parent and its Subsidiaries taken as a whole or convey, issue, sell, lease, assign, transfer or otherwise dispose of any common stock of the Borrower or of IU International, except:

          (a) any Unrestricted Company may be merged or consolidated with or into another Unrestricted Company; provided that no domestic Unrestricted Company may merge with and into a Foreign Subsidiary unless the domestic corporation is the surviving entity;

          (b)  any Restricted Company may be merged or
     consolidated with or into any other Restricted Company and may convey, sell, lease, assign, transfer or otherwise dispose of all or any substantial part of its property, business or assets to any other Restricted Company (other than the Parent); provided that (i) the Parent may not be merged or consolidated with or into any other Person,
     (ii) neither the Parent nor any of its Subsidiaries may merge, consolidate or dispose of their respective businesses or assets in any fashion which would cause the Senior Notes to cease to be structurally subordinate to the Indebtedness evidenced hereunder and under the Revolving Credit Notes and under the Swingline Note, (iii) the Borrower may only merge or consolidate with any Restricted Subsidiary which is a Subsidiary of the Borrower existing on the date hereof and, in any such merger or consolidation involving the Borrower, the Borrower shall be the surviving entity and (iv) the Borrower may not convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its property, business or assets to any Person;

          (c) any Person listed on Schedule 7.5(c) may be liquidated, wound up or dissolved in a transaction or transactions in which no Person other than the Restricted
     Companies receives any consideration; and

          (d) any acquisition of a business or business unit as a going concern to the extent that the sum of (A) the aggregate fair market value of consideration (including cash, property, common stock of the Parent issued for purposes of such acquisition and all other consideration other than Indebtedness permitted by subsection 7.2(h)) paid for all such acquisitions, and all acquisitions permitted under subsection 7.9(i), after the Closing Date, and (B) the aggregate amount of all capital contributions permitted under subsection 7.9(i) after the Closing Date shall not exceed $30,000,000.

     7.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of, any of its property, business or assets (including, without limitation, receivables, leasehold interests and Capital Stock of Subsidiaries and including intercompany transfers) whether now owned or hereafter acquired except:

          (a) so long as no Event of Default shall have occurred and be continuing, assets disposed of on the basis of an arms-length transaction with an unrelated third party other than as set forth in (b) through (d) below; provided that
     (i) at least 80% of the consideration received shall be in the form of cash and the Net After-Tax Cash Proceeds of such transaction are applied as required by subsection 2.6 and
     (ii) such disposition is not prohibited by subsection 7.5;

          (b) the sale of inventory in the ordinary course of business;

          (c) so long as no Event of Default shall have occurred and be continuing, the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof on a commercially reasonable basis; provided that the Parent and its Subsidiaries shall not enter into any receivables securitization or similar receivables financing;

          (d) the lease of property in the ordinary course of business consistent with past practice;

          (e)  as expressly permitted by subsections 7.5, 7.7,
     7.9 and 7.12; provided that the Borrower shall not sell, assign, lease, transfer or convey any of its property, business or assets valued at more than $7,000,000 in the aggregate to Foreign Subsidiaries;

          (f) to the extent not prohibited by subsection 7.5, any Restricted Company may from time to time convey, sell, lease, assign, transfer or otherwise dispose of various pieces of equipment and other tangible property, contracts, intangibles or similar assets to any other Restricted Company or any Unrestricted Company; provided that (i) the Borrower determines in good faith that (A) such disposition is necessary or appropriate to accomplish a reasonable business objective of the Parent and its Subsidiaries and
     (B) such disposition is not disadvantageous to the Lenders in any material respect, (ii) the aggregate amount of all such dispositions by or to the Parent pursuant to subsections 7.6(f) and (g) shall not exceed $1,000,000 and
     (iii) the aggregate amount of all such dispositions to any Unrestricted Company shall not exceed $5,000,000;

          (g) to the extent not prohibited by subsection 7.5, any Unrestricted Company may from time to time convey, sell, lease, assign, transfer or otherwise dispose of various pieces of equipment and other tangible property, contracts, intangibles or similar assets to any other Unrestricted

     Company or any Restricted Company; provided that (i) the Borrower determines in good faith that (A) such disposition is necessary or appropriate to accomplish a reasonable business objective of the Parent and its Subsidiaries and
     (B) such disposition is not disadvantageous to the Lenders in any material respect and (ii) the aggregate amount of all such dispositions to the Parent pursuant to subsections 7.6(f) and (g) shall not exceed $1,000,000;

          (h)  Smaller Sales;

          (i) payments in respect of Intercompany Indebtedness permitted by subsections 7.2(b), (c) and (d) and by the Pledge Agreements and the Subordination Agreement; and

          (j) the transfer of the Parent's partnership interests in Imsamet of Arizona and SALTS to IMSAMET.

     7.7 Limitation on Dividends. Other than dividends or other distributions payable solely in common stock of the Parent or, in the case of distributions to any Subsidiary of the Parent, Preferred Stock of the Parent, declare any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of stock of the Parent or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent or any Subsidiary (such declarations, payments, settings apart, purchases, redemptions, retirements, acquisitions and distributions being herein called "Restricted Payments"), except that (a) IMS Funding shall be permitted to pay dividends to the Borrower and (b) so long as no Default or Event of Default shall have occurred and be continuing or shall occur as a result thereof:

          (i) the Parent may make Restricted Payments on or in respect of Preferred Stock issued to one of the other
     Restricted Companies;

          (ii) the Parent may make Restricted Payments to redeem or repurchase its Class G Preferred Stock at a purchase price of up to $100.00 per share, plus accrued and unpaid dividends;

          (iii)     any Subsidiary of the Parent may make
     Restricted Payments in cash, Intercompany Notes or securities (other than Capital Stock of the Borrower or IU
     International) to the Parent or any wholly owned Restricted
     Company;

          (iv) Imsamet of Arizona may declare and make pro rata cash distributions to unrelated third parties holding minority equity interests to the extent permitted by its organizational documents as in effect on the date hereof; provided that such distribution, when considered together with any concurrent distribution by Imsamet of Arizona to IMSAMET or the Parent, is not disadvantageous to the Lenders in any material respect; and

          (v) the Parent may make Restricted Payments in cash on or in respect of the Capital Stock of (A) White Motor Corporation relating to White Motor Corporation's 1983 Plan of Reorganization and (B) IU International and its Subsidiaries with respect to periods prior to 1989; provided that the aggregate amount of such payments permitted by this clause (v) shall not exceed $500,000.

     7.8 Limitation on Capital Expenditures. Make during any fiscal year during the term of this Agreement, or commit prior to or during such fiscal year to make during such fiscal year, any Capital Expenditure, including any expenditure in the ordinary course of business, which exceeds, when added to all other Capital Expenditures made during such fiscal year or committed to be made during such fiscal year in the aggregate for the Parent and all its Subsidiaries, $35,000,000 in fiscal year 1995 and $40,000,000 in any fiscal year thereafter; provided that up to $10,000,000 not so expended in any fiscal year may be carried over for expenditure in the next following fiscal year. It is understood that any amount so carried over to a succeeding fiscal year shall be deemed to be the amount expended first in such succeeding fiscal year.

     7.9 Limitation on Investments, Loans and Advances. Make or permit to exist any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person, except:

          (a) extensions of trade credit in the ordinary course of business;

          (b)  investments in Cash Equivalents;

          (c) loans and advances to employees of the Parent or its Subsidiaries for relocation, travel and other expenses in the ordinary course of business;

          (d) loans to employees not in the ordinary course of business simultaneously used to buy Capital Stock of the Parent in an aggregate amount not to exceed $2,300,000 at any one time outstanding;

          (e)  Intercompany Indebtedness permitted by subsection
     7.2;

          (f) equity investments in Restricted Companies in existence on the date hereof and additional equity investments in any Restricted Company; provided that such additional equity investments (i) shall not exceed an aggregate amount of $10,000,000 at any one time outstanding and (ii) shall not be made in connection with any acquisition of common stock, property, business or assets of any Person (other than, to the extent permitted by all applicable provisions hereof, any Subsidiary of the Parent);

          (g) investments, loans and advances in Unrestricted Companies and SALTS; provided that the aggregate amount (in cash, property or other consideration) of investments, loans and advances made after the Closing Date in: (i) IMS Funding shall not exceed the greater of (A) $100,000 and (B) the sum of (1) the aggregate amount of cash dividend payments or other cash distributions paid to the Borrower by IMS Funding and (2) the aggregate amount of cash payments made to the Borrower by IMS Funding under that certain Operation, Maintenance and Lease Agreement between the Borrower and IMS Funding, dated as of March 31, 1993; (ii) Imsamet of Arizona shall not exceed the sum of (A) $3,000,000 and (B) the reinvestment of an aggregate amount of up to $4,000,000 of cash dividend payments or other cash distributions paid after the Closing Date to IMSAMET by Imsamet of Arizona;
     (iii) SALTS shall not exceed the sum of (A) $1,000,000 and
     (B) the reinvestment of an aggregate amount of up to $2,000,000 of cash dividend payments or other cash distributions paid after the Closing Date by SALTS to IMSAMET; and (iv) other Unrestricted Companies shall not exceed $7,000,000; provided further that all such loans and advances pursuant to this subsection 7.9(g) shall be evidenced by Intercompany Notes which are pledged to the Administrative Agent for the ratable benefit of the Secured Parties, pursuant to the terms of appropriate Pledge Agreements or supplements thereto, and all such Intercompany Notes shall be covered by the Subordination Agreement;

          (h)  deposits into trust funds, or insurance
     arrangements in lieu thereof, required in order to comply with environmental permits and made in the ordinary course of business and (except with respect to insurance arrangements) consistent with past practice; and

          (i) any (i) acquisition of all the common stock of any Person or (ii) contribution to the capital of any Wholly Owned Subsidiary formed by the Parent or any of its Subsidiaries in connection with an acquisition, in each case, to the extent that the sum of (A) the aggregate fair market value of consideration (including cash, property, common stock of the Parent issued for purposes of such acquisition and all other consideration other than Indebtedness permitted by subsection 7.2(h)) paid for all such acquisitions, and all acquisitions permitted under subsection 7.5(d), after the Closing Date, and (B) the aggregate amount of all such capital contributions after the Closing Date shall not exceed $30,000,000.

     7.10 Limitation on Payments and Modification of Debt
Instruments and Preferred Stock. (a) Make any optional or mandatory redemption or repurchase of any Preferred Stock which is not solely held by the Parent or any of its Wholly Owned
Subsidiaries (other than as permitted by subsection 7.7(b)(ii));

     (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms relating to the payment or prepayment of principal of or interest on, the Senior Notes or the redemption of any such Preferred Stock (other than any such amendment, modification or change which would (i) in the case of the Senior Notes, extend the maturity or reduce the amount of any payment of principal or which would reduce the rate or extend the date for payment of interest thereon or (ii) in the case of Preferred Stock, reduce the dividends or extend the date of repurchase or redemption thereof or permit such repurchase or redemption with shares of common stock of the Parent); or

     (c) (i) except pursuant to any refinancing of the Senior Notes otherwise permitted hereunder, prepay, redeem, purchase, defease or otherwise satisfy any Senior Notes, whether or not such action is required pursuant to the Indenture or any other agreement, (ii) prepay, redeem, purchase or otherwise satisfy the Indebtedness under or in connection with the Loan Agreement, dated as of June 1, 1994, between The Industrial Development Corporation of Owyhee County, Idaho (the "Issuer") and Envirosafe Services of Idaho, Inc. relating to the Issuer's Industrial Development Revenue Bonds, Series 1994 (Envirosafe Services of Idaho, Inc. Project) in the original principal amount of $8,500,000, or the related Guaranty Agreement made as of June 1, 1994 by the Parent in favor of the Issuer, prior to the scheduled maturity thereof in any manner or (iii) amend, modify or change, or consent or agree to any amendment, modification or change to, any term or condition of any Indebtedness permitted by subsection
7.2 in any manner which, in the judgment of the Administrative Agent, is adverse to the interests of the Lenders in any material respect.

     7.11 Limitation on Transactions with Affiliates.  Except for
(a) transactions with SALTS in an aggregate amount not involving more than $500,000 at any time outstanding, (b) transactions consistent with past practice with any Subsidiary in existence on the date hereof and (c) transactions with any Wholly Owned Subsidiary, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or any arrangement relating to the rendering of any management or other service, with any of its Affiliates unless such transaction is not otherwise prohibited under this Agreement or the Indenture (including Section 4.13 thereof, subject to any applicable grace period provided for in the Indenture) and is upon terms no less favorable to the Parent or such Subsidiary, as the case may be, than it would obtain in a comparable arms-length transaction with a Person not such an Affiliate; provided that, with respect to the Borrower, any tax sharing arrangement to which the Borrower and the Parent or any of its Affiliates (including the Parent's Subsidiaries) is a party shall be on terms no less favorable to the Borrower than the Borrower would obtain in a comparable arms-length transaction with a Person not such an Affiliate.

     7.12 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Parent or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Parent or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent or such Subsidiary unless (a) any such transaction is permitted under all other applicable provisions hereof and occurs within 180 days after the later of the date the Parent or any of its Subsidiaries
(i) acquired such real or personal property subject to any such transaction and (ii) placed such real or personal property in service, or (b) any Net After-Tax Cash Proceeds with respect to any such transaction are applied in accordance with subsection 2.6.

     7.13 Limitation on Changes in Fiscal Year. Permit the fiscal year of the Parent or the Borrower to end on a day other than December 31.

     7.14 Compliance with ERISA. (a) Terminate any Plan so as to result in any material liability to the PBGC, (b) engage in any "prohibited transaction" (as defined in Section 4975 of the Code) involving any Plan which would result in a material liability for an excise tax or civil penalty in connection therewith, (c) incur or suffer to exist any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, involving any Single Employer Plan, or (d) allow or suffer to exist any event or condition which presents a material risk of incurring a liability of the Parent, the Borrower or any Commonly Controlled Entity to the PBGC that is material to the Parent and its Subsidiaries, taken as a whole, by reason of termination of any Plan.

     7.15 Noncash Proceeds. Notwithstanding any other provision herein to the contrary, the value of all assets and the amount of Indebtedness represented by a debt instrument received as noncash proceeds from Asset Dispositions after the date hereof shall not exceed, in the case of such assets, an aggregate $5,000,000 at any one time outstanding and, in the case of such Indebtedness, an aggregate of $5,000,000 at any one time outstanding.

     7.16 Activities of IMS Funding. So long as IMS Funding is not a Restricted Company, permit IMS Funding to engage in any activities other than those contemplated by the FINOVA Financing.

     7.17 Activities of the Parent. Cause or permit the Parent to engage in any material business, activity or operations other than (a) owning or holding the Capital Stock of its Subsidiaries,
(b) managing its investments in its Subsidiaries, (c) executing and delivering the Loan Documents, (d) lending and borrowing Intercompany Indebtedness in accordance with all applicable provisions hereof and of the Subordination Agreement and (e) providing corporate overhead and other administrative functions similar to those provided by the Parent on the Closing Date.

     7.18 Restrictions Affecting Subsidiaries. Except as set forth on Schedule 7.18, enter into or permit to exist any agreement (other than the Loan Documents) with any Person which prohibits or limits the ability of any of the Parent's direct or indirect Subsidiaries to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Parent, the Borrower or any Subsidiary, (b) make loans or advances to the Parent, the Borrower or any Subsidiary or (c) transfer any of its properties or assets to the Parent, the Borrower or any Subsidiary; provided that the foregoing shall not apply to: (i) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Indebtedness incurred by such Subsidiary on or prior to the date on which such Subsidiary becomes a Subsidiary and not in anticipation thereof and which Indebtedness is outstanding on such date; (ii) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness referred to in clause (i) above or contained in any amendment or modification with respect to such Indebtedness; provided that the encumbrances and restrictions contained in any such agreement, amendment or modification are no more restrictive in any material respect with respect to the matters referred to in clauses (a), (b) and (c) above than the encumbrances and restrictions with respect to the Indebtedness being refinanced, amended or modified; (iii) in the case of clause (c) above, customary nonassignment provisions of any leases governing a leasehold interest or of any supply, license or other agreement entered into in the ordinary course of business of the Parent or any Subsidiary; (iv) any encumbrance or restriction existing by reason of any applicable Requirement of Law; or (v) restrictions contained in security agreements securing Indebtedness of a Subsidiary to the extent such Indebtedness and related Liens are otherwise permitted hereunder and to the extent such restrictions solely restrict the transfer of property subject to such security agreements.

     7.19 Environmental Condition of Property. (a) Except where any such violation or Release of Hazardous Materials could not reasonably be expected to have a Material Adverse Effect, use, except in compliance with applicable Environmental Law or a Permit, the Current Real Property or any part thereof controlled by or under the control of the Parent or any of its Subsidiaries, or any interest therein in any manner which would involve or result in the occurrence or presence of or exposure to Hazardous Materials in violation of any Environmental Law at, upon, under, across or within the Current Real Property or any part thereof, or would or is likely to result in the occurrence of any Release of Hazardous Materials, except in compliance with applicable Environmental Law or a Permit;

     (b) install on, in or under the Current Real Property or any part thereof of any underground or above-ground containers for the storage of fuel oil, waste oils, gasoline or other petroleum products or by-products in violation of any Environmental Laws, except where any such violation could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect; or

     (c) transfer or permit or suffer any transfer of their interest in the Current Real Property or any part thereof or any interest therein or of the interest of any tenant or lessee under any lease or of any Person entitled to operate, manage or conduct business on the Current Real Property, unless such transfer is made in compliance with all Environmental Laws other than where any such noncompliance would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

                       SECTION 8. EVENTS OF DEFAULT

     If any of the following events shall occur and be continuing:

     (a) the Borrower shall fail to pay any principal of any Revolving Credit Note or the Swingline Note when due in accordance with the terms thereof or hereof; or the Borrower or the Parent (with respect to Letters of Credit issued for the Parent's account) shall fail to pay any interest on any Revolving Credit Note or the Swingline Note, or any other amount payable hereunder, within five Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

     (b) any representation or warranty made or deemed made by the Borrower, the Parent or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall be false or misleading in any material respect on or as of the date made or deemed made; or

     (c) the Parent shall default in the observance or performance of any agreement contained in Section 7 or any Loan
Party shall default in the observance or performance of any agreement contained in the Subordination Agreement; or

     (d) the Parent or the Borrower shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period of 30 days after the occurrence thereof;
or

     (e) any Loan Party shall default in the observance or performance of any agreement contained in any Loan Document to which it is a party (other than this Agreement and the Subordination Agreement), and such default shall continue unremedied for a period of 30 days after the occurrence thereof;
or

     (f) the Parent or any of its Subsidiaries shall (i) fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of principal of or interest (regardless of amount) on any Indebtedness (other than the Revolving Credit Notes and the Swingline Note), which Indebtedness is in an aggregate principal amount in excess of $5,000,000, or in the payment (regardless of amount) of any Guarantee Obligation (other than the Guarantees), which Guarantee Obligation is in excess of $5,000,000, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable and to remain unpaid; or

     (g) (i) the Parent or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or
(iii) there shall be commenced against the Parent or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

     (h) (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Parent, the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) the Parent, the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) any Person shall assess against the Parent or any of its Subsidiaries, or shall serve the Parent or any of its Subsidiaries with a notice and demand for payment of, withdrawal liability with respect to any employee benefit plan which is covered by ERISA and in respect of which the Parent or any of its Subsidiaries is or was, at any time, or is deemed to be, an "employer" as defined in Section 3(5) of ERISA or (vii) any other event or condition shall occur or exist with respect to a Plan or any employee benefit plan which is covered by ERISA and in respect of which the Parent or any of its Subsidiaries is or was, at any time, or is deemed to be, an "employer" as defined in
Section 3(5) of ERISA; and in each case in clauses (i) through
(vii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect (or, in the case of any event specified in clause (ii) above with respect to any Multiemployer Plan, there exists a material risk of incurring a liability of the Parent, the Borrower or any Commonly Controlled Entity by reason thereof that is material to the Parent and its Subsidiaries, taken as a whole); or

     (i) one or more judgments or decrees shall be entered against the Parent or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

     (j) (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower, the Parent or any other Loan Party which is a party to any of the Security Documents shall so assert in writing or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

     (k) any Guarantee, including, without limitation, the Parent Guarantee contained in Section 9, shall cease, for any reason, to be in full force and effect or any Guarantor shall so assert in writing; or

     (l)  any Change of Control shall occur; or

     (m) the Parent shall have failed to redeem and/or repurchase all the outstanding Class G Preferred Stock at or below $100.00 per share, plus accrued and unpaid dividends, by July 15, 1996;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to any Loan Party, automatically the Revolving Credit Commitments and the Swingline Commitment shall immediately terminate and the Revolving Credit Loans and the Swingline Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations owing by the Parent or the Borrower, as the case may be, whether or not the beneficiaries of the then outstanding relevant Letters of Credit shall have presented the documents required thereunder) and the Revolving Credit Notes and the Swingline Note shall immediately become due and payable, and
(B) if such event is any other Event of Default, either or both of the following actions may be taken: (I) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments and the Swingline Commitment to be terminated forthwith, whereupon the Revolving Credit Commitments and the Swingline Commitment shall immediately terminate; and (II) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Revolving Credit Loans and the Swingline Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations owing by the Parent or the Borrower, as the case may be, whether or not the beneficiaries of the then outstanding relevant Letters of Credit shall have presented the documents required thereunder) and the Revolving Credit Notes and the Swingline Note to be due and payable forthwith, whereupon the same shall immediately become due and payable.

     With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of acceleration pursuant to the preceding paragraph, the Borrower or the Parent, as the case may be, shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit issued for its account. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower or the Parent hereunder and under the Revolving Credit Notes and the Swingline Note. After all the Letters of Credit issued pursuant to the terms hereof shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Parent and the Borrower hereunder and under the Revolving Credit Notes and the Swingline Note shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Parent or the Borrower, as the case may be. Each of the Parent and the Borrower, as the case may be, shall execute and deliver to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of the security interest in such cash collateral account.

     Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                           SECTION 9. GUARANTEE

     9.1 Guarantee of Obligations. The Parent hereby unconditionally and irrevocably guarantees to the Agents, the Lenders and the Swingline Lender and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations. This Parent Guarantee shall remain in full force and effect until the Obligations are paid in full and the Revolving Credit Commitments and the Swingline Commitment are terminated, notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations. The Parent agrees that whenever, at any time, or from time to time, it shall make any payment to any Agent, any Lender or the Swingline Lender on account of its liability hereunder, it will notify such Agent, such Lender or the Swingline Lender, as applicable, in writing that such payment is made under this Parent Guarantee for such purpose. No payment or payments made by the Borrower, the Parent or any other Person or received or collected by any Agent, any Lender or the Swingline Lender from the Borrower, the Parent or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Parent hereunder which shall remain obligated under this Parent Guarantee, notwithstanding any such payment or payments until the Obligations are paid in full and the Revolving Credit Commitments and the Swingline Commitment are terminated.

     9.2 No Subrogation. Notwithstanding any payment or payments made by the Parent hereunder or any set-off or application of funds of the Parent by the Administrative Agent, the Syndication Agent, any Lender or any Swingline Lender, the Parent shall not be entitled to be subrogated to any of the rights of the Administrative Agent, the Syndication Agent or any Lender or any Swingline Lender against the Borrower or any other Loan Party or any collateral security or guarantee or right of offset held by the Administrative Agent, the Syndication Agent, any Lender or any Swingline Lender for the payment of the Obligations, nor shall the Parent seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Loan Party in respect of payments made by the Parent hereunder, until all amounts owing to the Administrative Agent, the Syndication Agent, the Swingline Lender and the Lenders by the Borrower and the other Loan Parties on account of the Obligations are paid in full and the Revolving Credit Commitments and the Swingline Commitment are terminated. If any amount shall be paid to the Parent on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Parent in trust for the Administrative Agent, the Syndication Agent, the Swingline Lender and the Lenders, segregated from other funds of the Parent, and shall, forthwith upon receipt by the Parent, be turned over to the Administrative Agent in the exact form received by the Parent (duly indorsed by the Parent to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

     9.3 Amendments, etc. with respect to the Obligations; Waiver of Rights. The Parent shall remain obligated under this Parent Guarantee notwithstanding that, without any reservation of rights against the Parent, and without notice to or further assent by the Parent, any demand for payment of any of the Obligations made by any Agent, any Lender or the Swingline Lender may be rescinded by such Agent, such Lender or the Swingline Lender, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Agent, any Lender or the Swingline Lender, and this Agreement, any Revolving Credit Notes, the Swingline Note, the other Loan Documents and any other documents executed and delivered in connection herewith or therewith may be (with the consent of the Loan Party thereto) amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Agent, any Lender or the Swingline Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. None of the Agents, any Lender or the Swingline Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Parent Guarantee or any property subject thereto.

     9.4 Guarantee Absolute and Unconditional. The Parent waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Agent, any Lender or the Swingline Lender upon this Parent Guarantee or acceptance of this Parent Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Parent Guarantee; and all dealings between the Borrower or the Parent, on the one hand, and the Agents, the Lenders and the Swingline Lender, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Parent Guarantee. The Parent waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or the Parent with respect to the Obligations. This Parent Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of this Agreement, any Revolving Credit Note, the Swingline Note, or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Agent, any Lender or the Swingline Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against any Agent, any Lender or the Swingline Lender or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or the Parent) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of the Parent under this Parent Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Parent, any Agent, any Lender and/or the Swingline Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by any Agent, any Lender or the Swingline Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Parent of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Agent, any Lender or the Swingline Lender against the Parent.

     9.5 Reinstatement. This Parent Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any Agent, any Lender or the Swingline Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

     9.6 Payments. The Parent hereby agrees that the Obligations will be paid to the Administrative Agent for the benefit of the Agents, the Lenders or the Swingline Lender, as the case may be, without set-off or counterclaim in Dollars in immediately available funds at the office of the Administrative Agent referred to in subsection 11.2.

                          SECTION 10.  THE AGENTS

     10.1 Appointment. Each Lender and the Swingline Lender hereby irrevocably designates and appoints NationsBank as the Administrative Agent and Credit Lyonnais as the Syndication Agent of such Lender and the Swingline Lender under this Agreement and the other Loan Documents, and each such Lender and the Swingline Lender irrevocably authorizes NationsBank, as the Administrative Agent, and Credit Lyonnais, as the Syndication Agent for such Lender and the Swingline Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or the Syndication Agent, as the case may be, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, neither Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or the Swingline Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents in such respective capacities.

     10.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact, selected by it with reasonable care.

     10.3 Exculpatory Provisions. Neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders or the Swingline Lender for any recitals, statements, representations or warranties made by the Borrower, the Parent, any other Loan Party or any of their respective officers contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Revolving Credit Notes, the Swingline Note or any other Loan Document or for any failure of the Borrower, the Parent or any other Loan Party to perform its respective obligations hereunder or thereunder. Neither Agent shall be under any obligation to any Lender or the Swingline Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower, the Parent or their Subsidiaries.

     10.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any Revolving Credit Note, the Swingline Note and any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower and the Parent), independent accountants and other experts selected by such Agent. Each Agent may deem and treat the payee of any Revolving Credit Note or the Swingline Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders and the Swingline Lender against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the Revolving Credit Notes, the Swingline Note and the Letters of Credit and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and the Swingline Lender and all future holders of the Revolving Credit Notes and the Swingline Note.

     10.5 Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Parent or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Syndication Agent, the Lenders and the Swingline Lender. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders and the Swingline Lender.

     10.6 Non-Reliance on Agents, Other Lenders and the Swingline Lender. Each Lender and the Swingline Lender expressly acknowledges that neither Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agents hereinafter taken, including any review of the affairs of the Parent and the Borrower, shall be deemed to constitute any representation or warranty by the Agents to any Lender or the Swingline Lender. Each of the Lenders and the Swingline Lender represents to the Agents that it has, independently and without reliance upon any Agent, any Lender or the Swingline Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the Parent and made its own decision to make its Revolving Credit Loans and Swingline Loans, as applicable, hereunder and enter into this Agreement. Each of the Lenders and the Swingline Lender also represents that it will, independently and without reliance upon any Agent, any Lender or the Swingline Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and the Parent. The Syndication Agent and, except for notices, reports and other documents expressly required to be furnished to the Lenders and/or the Swingline Lender by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Agent, any Lender or the Swingline Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or the Parent which may come into the possession of the Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

     10.7 Indemnification. The Lenders and the Swingline Lender agree to indemnify the Agents in their respective capacities as such (to the extent not reimbursed by the Borrower and the Parent and without limiting the obligation of the Borrower and the Parent to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this subsection (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Revolving Credit Loans and the Swingline Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Revolving Credit Notes and the Swingline Note) be imposed on, incurred by or asserted against any Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent under or in connection with any of the foregoing; provided that the Lenders and the Swingline Lender shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Agent's gross negligence or willful misconduct. The agreements in this subsection 10.7 shall survive the payment of the Revolving Credit Notes and the Swingline Note and all other amounts payable hereunder.

     10.8 Agents in Their Individual Capacities. The Agents and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, the Parent and their Subsidiaries as though such Agents were not the Agents hereunder and under the other Loan Documents. With respect to any Revolving Credit Loans and Swingline Loans made or renewed by it and any Revolving Credit Note and any Swingline Note issued to it, any Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and the Swingline Lender and may exercise the same as though it were not an Agent, and the terms "Lender", "Lenders" and "Swingline Lender" shall include each Agent, as applicable, in their individual capacities.

     10.9 Successor Agents. Any Agent, the Issuing Lender (except in respect of Letters of Credit issued by it) and the Swingline Lender (except in respect of outstanding Swingline Loans) may resign as such upon 60 days' notice to the Lenders and the Swingline Lender. If an Agent, Issuing Lender or Swingline Lender shall resign, then the Required Lenders shall appoint from among the Lenders and the Swingline Lender a successor, which successor shall be approved by the Borrower, whereupon (a) such successor shall succeed to the rights, powers and duties of the Agent, Issuing Lender or Swingline Lender, as the case may be,
(b) the terms "Administrative Agent", "Syndication Agent", "Issuing Lender" and "Swingline Lender" shall mean such successor administrative agent, syndication agent, issuing lender or swingline lender, as the case may be, effective upon such appointment and approval and (c) the rights, powers and duties of the former Administrative Agent, Syndication Agent, Issuing Lender or Swingline Lender, in its capacity as such, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent, Syndication Agent, Issuing Lender, or Swingline Lender as the case may be, or any of the parties to this Agreement or any holders of the Revolving Credit Notes and the Swingline Note. After any Agent's, Issuing Lender's or Swingline Lender's resignation as Agent, Issuing Lender or Swingline Lender, as the case may be, the provisions of this subsection 10.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent, the Issuing Lender or the Swingline Lender, as the case may be, under this Agreement and the other Loan Documents.

                        SECTION 11.  MISCELLANEOUS

     11.1 Amendments and Waivers. Neither this Agreement, any Revolving Credit Note, the Swingline Note, any Letter of Credit or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower and the Parent (and, in the case of any Loan Document other than this Agreement, the Loan Party which is party thereto) written amendments, supplements or modifications hereto and to the Revolving Credit Notes, the Swingline Note and the other Loan Documents for the purpose of adding any provisions to this Agreement, the Revolving Credit Notes, the Swingline Note or the other Loan Documents or changing in any manner the rights of the Lenders, the Swingline Lender or of the Borrower or the Parent hereunder or thereunder or (b) waive any of the requirements of this Agreement, the Revolving Credit Notes, the Swingline Note or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Revolving Credit Note or the Swingline Note or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Revolving Credit Commitment or the Swingline Lender's Swingline Commitment or extend any scheduled Revolving Credit Commitment reduction date, in each case without the consent of each Lender affected thereby and the Swingline Lender if affected thereby, or
(ii) amend, modify or waive any provision of this subsection 11.1 or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower or the Parent of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral or Guarantees, in each case without the written consent of all the Lenders and the Swingline Lender, or (iii) amend, modify or waive any provision of Section 10 without the written consent of the then Agents. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and the Swingline Lender and shall be binding upon the Borrower, the Parent, the Lenders, the Swingline Lender, the Agents and all future holders of the Revolving Credit Notes and the Swingline Note. In the case of any waiver, the Borrower, the Parent, the Lenders, the Swingline Lender and the Agents shall be restored to their former position and rights hereunder and under the outstanding Revolving Credit Notes, the Swingline Note and any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

     11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when received, if sent by mail, postage prepaid, or, in the case of telecopy notice, when received and confirmed, addressed as follows in the case of the Borrower, the Parent, the Administrative Agent, the Syndication Agent, the Issuing Lender and the Swingline Lender, and as set forth in
Schedule 11.2 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Revolving Credit Notes or the Swingline Note:

     The Borrower:  International Mill Service, Inc.
                    c/o EnviroSource, Inc.
                    Five High Ridge Park
                    Stamford, Connecticut 06905
                    Attention: Corporate Secretary
                    Telecopy:  (203) 322-0461

     The Parent:    EnviroSource, Inc.
                    Five High Ridge Park
                    Stamford, Connecticut 06905
                    Attention:  Corporate Secretary
                    Telecopy: (203) 968-1039

NationsBank, as     NationsBank, N.A.
  Administrative    767 Fifth Avenue, 5th Floor
  Agent, Issuing    New York, New York 10153
  Lender and        Attention: Scott A. Jackson
  Swingline Lender: Telecopy:  (212) 751-6909

with a copy to:     NationsBank Corporation
                    Charlotte Agency Services
                    101 North Tryon Street, 15th Floor
                    Charlotte, North Carolina  28255
                    Location Code:  NC1-001-15-04
                    Attention:  Angela Berry
                    Telephone:  (704) 386-8958
                    Telecopy:  (704) 386-9923

Credit Lyonnais     Credit Lyonnais New York Branch
  New York Branch,  1301 Avenue of the Americas
  as Syndication    New York, New York 10019
  Agent:            Attention:  Kathy Daniele
                    Telecopy:  (212) 459-3179

provided that any notice, request or demand to or upon the Administrative Agent, the Lenders or the Swingline Lender pursuant to subsection 2.3, 2.5, 2.7, 2.8, 2.11 or 2.13 shall not be effective until received.

     11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent, any Lender or the Swingline Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Revolving Credit Notes, the Swingline Note and the making of the Revolving Credit Loans and the Swingline Loans hereunder.

     11.5 Payment of Expenses and Taxes; Indemnity. (a) Each of the Borrower and the Parent jointly and severally agree (i) to pay or reimburse the Agents for all reasonable out-of-pocket costs and reasonable expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the Revolving Credit Notes, the Swingline Note and the other Loan Documents and any other documents prepared in connection herewith or therewith, due diligence review, the syndication of the Revolver and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of Fennebresque, Clark, Swindell & Hay, counsel to the Agents, and Cravath, Swaine & Moore, special environmental counsel to the Agents (it being understood that the Borrower and the Parent shall not be obligated to pay or reimburse the costs and expenses of any other counsel in connection with the development, preparation and execution of this Agreement and the other Loan Documents or any amendment, supplement or modification to this Agreement, the Revolving Credit Notes, the Swingline Note or any other Loan Document), (ii) to pay or reimburse each Lender, the Swingline Lender, the Administrative Agent and the Syndication Agent for all their respective costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Revolving Credit Notes, the Swingline Note, the other Loan Documents and any such other documents, including without limitation, the fees and disbursements of counsel to the Administrative Agent, to the Syndication Agent, to the several Lenders and to the Swingline Lender and (iii) to pay, indemnify, and hold each Lender, the Swingline Lender, the Administrative Agent and the Syndication Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other comparable taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Revolving Credit Notes, the Swingline Note, the other Loan Documents and any such other documents.

     (b) Each of the Borrower and the Parent jointly and severally agree to pay, indemnify, and hold each Lender, the Swingline Lender, the Administrative Agent and the Syndication Agent, and their respective directors, officers, employees and Affiliates (each, an "Indemnified Party"), harmless from and against any and all other liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever relating to or arising out of (i) the Revolver, (ii) the execution, delivery, enforcement, performance and administration of this Agreement, the Revolving Credit Notes, the Swingline Note, the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, (iii) the use of the Letters of Credit or the proceeds of the Loans or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnified Party is a party thereto, and to pay all expenses

(including reasonable attorneys' fees and expenses) in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom (all the foregoing in this paragraph (b), collectively, the "indemnified liabilities"); provided that the Borrower and the Parent shall have no obligation hereunder to any Indemnified Party with respect to indemnified liabilities arising from
(i) the gross negligence or willful misconduct of such Indemnified Party, as determined by final and nonappealable judgment of a court of competent jurisdiction or (ii) legal proceedings commenced against such Indemnified Party by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such.

     (c) The provisions of this subsection 11.5 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent or Lender. All amounts due under this subsection 11.5 shall be payable on written demand therefor.

     11.6 Successors and Assigns; Participation and Assignments.
(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Swingline Lender, the Agents, all future holders of the Revolving Credit Notes and the Swingline Note and their respective successors and permitted assigns, except that neither the Borrower nor the Parent may assign or transfer any of their respective rights or obligations under this Agreement without the prior written consent of each Lender and the Swingline Lender. Any purported assignment in violation of the foregoing shall be void.

     (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time after providing notice thereof to the Borrower sell to one or more banks or other entities ("Participants") participating interests in any Revolving Credit Loan owing to such Lender, any Revolving Credit Note held by such Lender, any Revolving Credit Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents (provided that any such participation shall be in a minimum amount of the lesser of (i) $5,000,000 and (ii) the entire remaining Revolving Credit Commitment of such Lender). In the event of any such sale by a Lender of a participating interest to a Participant, (i) the obligations of such Lender under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of any such Revolving Credit Note for all purposes under this Agreement and the other Loan Documents, (iv) the Borrower, the Parent and the Agents shall continue to deal solely and directly with such Lender in connection with the rights and obligations of such Lender under this Agreement and the other Loan Documents and (v) such Lender shall retain the sole right to enforce the Obligations of the Borrower and the Parent and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers that reduce the amount or extend the scheduled date of maturity of any Revolving Credit Note or the Swingline Note or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Revolving Credit

Commitment or the Swingline Lender's Swingline Commitment or extend any scheduled Revolving Credit Commitment reduction date or release all or substantially all of the Collateral or Guarantees). The Borrower and the Parent agree that if amounts outstanding under this Agreement and the Revolving Credit Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and any Revolving Credit Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Revolving Credit Note, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 11.7(a) as fully as if it were a Lender hereunder.
The Borrower and the Parent also agree that each Participant shall be entitled to the benefits of subsections 2.15, 2.16, 2.17 with respect to its participation in the Revolving Credit Commitments and the Revolving Credit Loans outstanding from time to time as if it was a Lender; provided that, in the case of subsection 2.16, such Participant shall have complied with the requirements of said subsection and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

     (c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate thereof or, with the consent (which shall not be unreasonably withheld) of the Borrower and the Agents, to an additional bank or financial institution ("an Assignee") all or any part of its rights and obligations under this Agreement and the Revolving Credit Notes (provided that any such assignment shall be in a minimum amount of the lesser of (i) $5,000,000 and
(ii) the entire remaining Revolving Credit Commitment of such Lender) pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower and the Agents) and delivered to the Administrative Agent for its acceptance and recording in the Register. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Revolving Credit Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

     (d) The Administrative Agent shall maintain at its address referred to in subsection 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Swingline Lender and the Revolving Credit Commitment and Swingline Commitment of, and principal amount of the Revolving Credit Loans and the Swingline Loans owing to, each Lender and the Swingline Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Parent, the Agents, the Lenders and the Swingline Lender may treat each Person whose name is recorded in the Register as the owner of the Revolving Credit Loan and the Swingline Loan, as applicable, recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Parent, any Lender or the Swingline Lender at any reasonable time and from time to time upon reasonable prior notice.

     (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and the Agents) together with payment by the Assignee or the assigning Lender to the Administrative Agent of a registration and processing fee of $2,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders, the Syndication Agent, the Borrower and the Parent. On or prior to such effective date, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note of the assigning Lender) a new Revolving Credit Note to the order of such Assignee in an amount equal to the Revolving Credit Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Revolving Credit Commitment hereunder, a new Revolving Credit Note to the order of the assigning Lender in an amount equal to the Revolving Credit Commitment retained by it hereunder. Such new Revolving Credit Notes shall be dated the Closing Date and shall otherwise be in the form of the Revolving Credit Note replaced thereby.

     (f) Subject to subsection 11.15, each of the Borrower and the Parent authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information in the possession of such Lender concerning the Parent and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower and the Parent pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower and the Parent in connection with such Lender's credit evaluation of the Borrower and the Parent and their Affiliates prior to becoming a party to this Agreement.

     (g) Nothing herein shall prohibit any Lender or the Swingline Lender from pledging or assigning any Revolving Credit
Note or the Swingline Note, as applicable, to any Federal Reserve
Bank in accordance with applicable law.

     11.7 Adjustments; Set-off. (a) If any Lender or the Swingline Lender (each, a "benefitted Lender") shall at any time receive any payment of all or part of its Revolving Credit Loans or Swingline Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 8(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender or Swingline Lender, if any, in respect of such other Lender's Revolving Credit Loans or Swingline Loans, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders and the Swingline Lender a participating interest in such portion of each such other Lender's or Swingline Lender's Revolving Credit Loans or

Swingline Loans, or shall provide such other Lenders and the Swingline Lender with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders and the Swingline Lender; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

     (b) In addition to any rights and remedies of the Lenders and the Swingline Lender provided by law, each Lender and the Swingline Lender shall have the right, without prior notice to the Borrower or the Parent, any such notice being expressly waived by the Borrower and the Parent, to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower or the Parent, as the case may be, hereunder or under the Revolving Credit Notes or under the Swingline Note (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or the Swingline Lender or any branch or agency thereof to or for the credit or the account of the Borrower or the Parent, as the case may be. Each Lender and the Swingline Lender agree promptly to notify the Borrower or the Parent and the Administrative Agent after any such set-off and application made by such Lender or the Swingline Lender, as applicable, provided that the failure to give such notice shall not affect the validity of such set-off and application.

     11.8 Counterparts; Effectiveness. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower, the Parent and the Administrative Agent. This Agreement shall become effective when it shall have been executed by the Borrower, the Parent and the Agents and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender and the Swingline Lender (or in the case of any Lender as to which an executed counterpart shall not have been received, telecopy or other such written confirmation from such Lender in form satisfactory to the Administrative Agent of the execution of a counterpart hereof by such Lender).

     11.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     11.10 Integration. This Agreement, the other Loan Documents and the Fee Letter represent the agreement of the Borrower and the Parent, the Agents, the Lenders and the Swingline Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Agent, any Lender or the Swingline Lender relative to the subject matter hereof not expressly set forth or referred to herein, in the other Loan Documents or in the Fee Letter.

     11.11 GOVERNING LAW. THIS AGREEMENT, THE REVOLVING CREDIT NOTES, THE SWINGLINE NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, THE REVOLVING CREDIT NOTES AND THE SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     11.12     Submission To Jurisdiction; Waivers.  Each of the
Borrower and the Parent hereby irrevocably and unconditionally:

     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower or the Parent, as the case may be at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection 11.12 any special, exemplary, punitive or consequential damages.

     11.13 Acknowledgements. Each of the Borrower and the Parent hereby acknowledges that:

     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement, the Revolving Credit
Notes, the Swingline Note and the other Loan Documents;

     (b) none of the Agents, the Lenders or the Swingline Lender has any fiduciary relationship with or duty to the Borrower or the Parent arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship among the Agents, Lenders and the Swingline Lender, on one hand, and the Borrower and the Parent, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders and the Swingline Lender or among the Borrower, the Parent, the Lenders and the Swingline Lender.

     11.14 WAIVERS OF JURY TRIAL. THE BORROWER, THE PARENT, THE AGENTS, THE LENDERS AND THE SWINGLINE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE REVOLVING CREDIT NOTES, THE SWINGLINE NOTE OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     11.15 Confidentiality. Each Lender and the Swingline Lender agrees to keep confidential any written or oral information (a) provided to it by or on behalf of the Parent or any of its Subsidiaries pursuant to or in connection with this Agreement or (b) obtained by such Lender or the Swingline Lender based on a review of the books and records of the Parent or any of its Subsidiaries; provided that nothing herein shall prevent any Lender or the Swingline Lender from disclosing any such information (i) to any Agent, any other Lender or the Swingline Lender, (ii) to any Transferee which receives such information which has agreed to keep such information confidential in accordance with the terms hereof, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisers having been made aware of the confidential nature thereof, (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or the Swingline Lender, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) which has been publicly disclosed other than in breach of this Agreement or (vii) in connection with the exercise of any remedy hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                              INTERNATIONAL MILL SERVICE, INC.


                              By: /S/ C.E. Huben
                                  Title: Vice President



                              ENVIROSOURCE, INC.


                              By: /S/ James C. Hull
                                 Title: Vice President



                              NATIONSBANK, N.A., as Administrative
                              Agent, as Issuing Lender, as
                              Swingline Lender and as a Lender


                              By: /S/ Scott A. Jackson
                                  Title: Vice President



                              CREDIT LYONNAIS NEW YORK BRANCH, as
                              Syndication Agent and as a Lender


                              By: /S/ J. Bothamley
                                  Title: Vice President